ASSET PURCHASE AGREEMENT



      AGREEMENT,  dated  this 6th day of December,  1999,  by  and
between    SEABOARD    CORPORATION,   a   Delaware    corporation
("Seaboard"),   and   CONAGRA,  INC.,  a   Delaware   corporation
("ConAgra").


RECITALS:

     This Agreement is made with reference to the following facts and circumstances:

     (a) Seaboard owns all of the issued and outstanding shares of capital stock of Seaboard Farms of Kentucky, Inc., a Kentucky corporation ("Seaboard Kentucky"). Seaboard also owns all of the issued and outstanding shares of the capital stock of Seaboard Farms of Chattanooga, Inc., Seaboard Farms of Elberton, Inc., and Seaboard Farms of Athens, Inc. (the "Seaboard Subsidiaries").

     (b) Seaboard Kentucky and the Seaboard Subsidiaries produce, process and sell poultry (such business, as conducted by Seaboard Kentucky and the Seaboard Subsidiaries, being hereinafter collectively referred to as the "Business"). The Business is conducted at the locations described in Exhibit "A" hereto (the "Business Locations"). Seaboard owns certain assets which are used exclusively in connection with the Business.

     (c) Seaboard desires to sell certain assets owned by Seaboard which are used exclusively in connection with the Business, and Seaboard desires to cause the Seaboard Subsidiaries to sell, substantially all of their respective assets related to the Business to ConAgra and ConAgra desires to purchase such assets from Seaboard and the Seaboard Subsidiaries, all on the terms and conditions contained herein.

     (d) Seaboard also desires to sell all of the issued and outstanding shares of the capital stock of Seaboard
          Kentucky to ConAgra and ConAgra desires to purchase such shares of Seaboard Kentucky capital stock, all on the terms and conditions contained herein.


AGREEMENT:

      In consideration of the foregoing recitals which are incorporated with and are made a part of this Agreement, and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

      1. Sale of Capital Stock and Assets. Subject to Section 2, at the Closing, as defined in Section 6, (a) Seaboard shall sell, convey, assign, transfer and deliver to ConAgra (or one or more subsidiaries or affiliates of ConAgra designated by ConAgra) all of the issued and outstanding shares of the capital stock of Seaboard Kentucky (the "Seaboard Kentucky Stock"), free and clear of all liens, claims and encumbrances, (b) Seaboard shall sell, convey, assign, transfer and deliver to ConAgra (or one or more subsidiaries or affiliates of ConAgra), free and clear of all liens, claims and encumbrances (other than "Permitted Liens", as defined in Section 8.8), all of the assets and rights described in Exhibit 1(a) hereto (all of such assets and rights being hereinafter collectively referred to as the "Seaboard Assets"), and (c) Seaboard shall cause the Seaboard Subsidiaries to sell, convey, assign, transfer and deliver, to ConAgra (or one or more subsidiaries or affiliates of ConAgra), free and clear of all liens, claims and encumbrances (other than Permitted Liens), all of the assets, properties and rights of the Seaboard Subsidiaries relating to the Business as conducted by the Seaboard Subsidiaries as of the Closing Date, as defined in Section 6, of every type and description, real, personal and mixed, tangible and intangible, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on the books and records of the Seaboard Subsidiaries (all of such assets, properties and rights hereinafter collectively referred to as the "Subsidiaries Assets") (the Seaboard Assets and the Subsidiaries Assets being hereinafter collectively referred to as the "Assets"), including but not limited to all assets located at the Business Locations which are owned by the Seaboard Subsidiaries and including the following assets, to the extent owned by the Seaboard Subsidiaries or to the extent the Seaboard Subsidiaries otherwise have transferable rights with respect thereto (it being understood that if any asset is owned by a Seaboard subsidiary other than the Seaboard Subsidiaries, then Seaboard shall cause that Seaboard subsidiary to transfer and convey such Asset to ConAgra):

     1.1 Real Estate. Fee simple marketable title in and to the real property legally described on Exhibit 1.1, together with all improvements, facilities, fixtures, hereditaments and appurtenances thereto (the "Real Estate").

     1.2 Sales, General and Administrative Property. All customer and supplier lists, files, catalogues, brochures, pricing and other marketing information, books and records, telephone numbers, computer programs, software and systems and other sales, general and administrative property owned or used by the Seaboard Subsidiaries which relate to the Business.

     1.3  Receivables.   All of the Seaboard Subsidiaries'  trade
          accounts receivable existing on the Closing Date and arising from sales of products by the Business (the
          "Subsidiary Receivables").

     1.4 Inventories. All of the Seaboard Subsidiaries' merchantable raw materials, work-in-process and current finished goods inventory, including packaging material, existing as of the Closing Date (the "Subsidiary Inventory").

     1.5 Fixed Assets. All machinery, equipment, furniture, research and development assets, vehicles, rolling stock and other fixed assets owned or used by the Seaboard Subsidiaries in connection with the Business.

     1.6 Intellectual Property. All trademarks (other than the Excluded Trademarks (as defined below)), trade names, service marks, service names, patents, copyrights, inventions, technology, trade secrets, formulas, laboratory notebooks, recipes, brand names, brand marks, labels or registrations or licenses thereof or applications therefor which the Seaboard Subsidiaries presently own or utilize in connection with the Business, together with all knowledge, data, information, formulations, designs, plans, drawings, manufacturing documentation, proprietary know-how and use and application know-how, processes, product development records, technical data and information, specifications and other intellectual property, and in and to all know-how or other proprietary or trade rights of the Seaboard Subsidiaries associated with or used in connection with such items. As used herein, the term "Excluded Trademarks" means any registered or unregistered trademarks, trade names, service marks, logos or other artwork (a) containing the word "Seaboard", or (b) set forth in the list of Excluded Trademarks in Exhibit 1.6.

     1.7  Leases and Contracts.

          (a) All of Seaboard Subsidiaries' right, title and interest in and to (i) the Material Agreements (as defined in Section 8.15) and (ii) any other leases, contracts, purchase and sales contracts and other agreements relating to the Business and entered into in the ordinary course of business on or prior to the Closing Date, none of which are material. Such contracts and agreements, together with the Material Agreements that Seaboard Kentucky is a party to and other leases, contracts, purchase and sales contracts and other agreements related to the Business and entered into in the ordinary course of business on or prior to the Closing Date, none of which are material, are herein collectively referred to as the "Assumed Agreements; provided, however, the "Assumed Agreements" shall not include any contracts or other items listed in Exhibit 1.7(a) and shall include, without limitation, all contracts or other items listed on Exhibit 1.7(a)(1).

          (b) To the extent that assignment hereunder by the Seaboard Subsidiaries to ConAgra of any Assumed Agreement is not permitted or is not permitted without the consent of a third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. Seaboard and the Seaboard Subsidiaries (together with Seaboard Kentucky, collectively, the "Seaboard Entities") shall use all reasonable efforts (other than the payment of money or the deposit of funds by Seaboard or the Seaboard Subsidiaries on behalf of ConAgra) to obtain any and all such third-party consents. In addition, to the extent any of the Assets (the "Sublease Assets") are governed by a master lease which also covers assets to be retained by Seaboard or the Seaboard Subsidiaries, Seaboard or the Seaboard Subsidiaries shall undertake to have the Sublease Assets separately leased to ConAgra by the lessor thereof, or Seaboard or the Seaboard Subsidiaries shall sublease the Sublease Assets to ConAgra on terms and conditions consistent with the applicable master lease.

          (c) If and to the extent that Seaboard or the Seaboard Subsidiaries are unable to obtain any required third party consent contemplated by Section 1.7(b), Seaboard or the Seaboard Subsidiaries shall continue to be bound by any such Assumed Agreement (the "Non-Assigned Contract"). In such event, to the maximum extent permitted by law or the terms of the Non-Assigned Contract, (i) Seaboard and the Seaboard Subsidiaries shall make the benefit of such Non-Assigned Contract available to ConAgra, and (ii) the assignment provisions of this Agreement shall operate to the extent permitted by law or the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with ConAgra to perform each relevant Non-Assigned Contract at a price equal to the monies, rights and other consideration receivable or payable by Seaboard or the Seaboard Subsidiaries with respect to the performance by or enjoyment of ConAgra under such subcontract, sublease or sublicense. To the extent such benefit is made available, and/or such subcontract, sublease or sublicense is created,
               (1) ConAgra shall pay, perform and discharge fully all obligations of Seaboard or the Seaboard Subsidiaries under any such Non-Assigned Contract accruing from and after the Closing Date, (2) Seaboard and the Seaboard Subsidiaries shall, without further consideration therefor, pay and remit to ConAgra promptly any monies, rights and other consideration received in respect of such Non-Assigned Contract performance, and (3) Seaboard and the Seaboard Subsidiaries shall exercise or exploit their rights and options under all such Non-Assigned Contracts only as directed by ConAgra and at ConAgra's expense.

          (d) If and when any third party consent contemplated by Section 1.7(b) shall be obtained or any such Non-Assigned Contract shall otherwise be assignable, Seaboard and the Seaboard Subsidiaries shall promptly assign all of their rights and obligations thereunder or in connection therewith to ConAgra without payment of further consideration therefor, and ConAgra shall assume such rights and obligations.

     1.8 Licenses, Permits and Orders. All approvals, authorizations, consents, licenses, orders and establishment numbers and other permits and similar items of all governmental agencies whether federal, state or local, owned, held or utilized by the Seaboard Subsidiaries in connection with the Business as are transferable by their respective terms, or otherwise, to ConAgra, excluding those certain enterprise software license agreements listed on Exhibit 1.8 (the "Enterprise Software").

     1.9  Prepaids.    The  prepaid  expenses  of  the   Seaboard
          Subsidiaries set forth on Exhibit 1.9 (the  "Subsidiary
          Prepaids").

     1.10 Supplies and Similar Items. All operating supplies, fuel, packaging supplies, maintenance, warehouse and office supplies, spare parts, tools, maintenance equipment and all similar property owned or used by the Seaboard Subsidiaries in connection with the Business.

     1.11 WebPage Text. All of the text, graphics, software and other materials currently found on the web site at www.seaboardpoultry.com, including but not limited to, all electronic files possessed by Seaboard and the Seaboard Subsidiaries that embody any content visible on such web site and all copyrights to such electronic files, other than any Excluded Trademarks and the domain name www.seaboardpoultry.com.

     1.12 IRB's.   All  taxable  industrial  development  revenue
          bonds set forth on Exhibit 1.12 (the "IRB's").

          1.13 Lockboxes. All lockboxes owned by or utilized by Seaboard and the Seaboard Subsidiaries in connection with the Business.

     2. Excluded Assets. ConAgra shall not purchase those assets described on Exhibit 2 (the "Excluded Assets") and neither ConAgra nor Seaboard Kentucky shall purchase, assume or otherwise be responsible or liable for any contract or agreement other than the Assumed Agreements. Except as set forth above, and except as otherwise specifically provided herein, it is the intent of the parties hereto that ConAgra acquire all other assets of the Seaboard Subsidiaries used by the Business, including items which have been heretofore expensed or fully depreciated.

     3. Consideration Payable to Seaboard by ConAgra. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Seaboard herein contained, and in consideration of the sale, conveyance, assignment, transfer and delivery by Seaboard of the Seaboard Kentucky Stock and by Seaboard and the Seaboard Subsidiaries of the Assets pursuant to Section 1 hereof, ConAgra agrees as follows:

     3.1  Assumption  of Liabilities.  From and after the  Closing
          Date,   ConAgra   (or  one  or  more  subsidiaries   or
          affiliates  of  ConAgra designated  by  ConAgra)  shall
          assume   and  agree  to  pay,  perform  and   discharge
          (i) those liabilities described on Exhibit 3.1 (such liabilities, together with the liabilities of Seaboard Kentucky as of the Closing Date as reflected on the Settlement Statement (as defined in Section 4.7 below) (the "Payables"), (ii) the obligations of Seaboard and the Seaboard Subsidiaries which accrue from and after the Closing Date with respect to the Assumed Agreements to which Seaboard and/or the Seaboard Subsidiaries are a party, (iii) each other liability or obligation of Seaboard and the Seaboard Subsidiaries which ConAgra has expressly assumed pursuant to the terms of this Agreement, and (iv) the amounts due under the IRB's, as defined in Section 1.12 above. ConAgra does not assume and shall not be deemed to have assumed, and Seaboard and the Seaboard Subsidiaries shall remain solely
          responsible   for,  any  liability  or  obligation   of
          Seaboard and the Seaboard Subsidiaries not described above, including without limitation any retiree medical benefits of any employee of the Business who terminates employment with the Business or Seaboard on or prior to the Closing Date. In addition, Seaboard Kentucky shall not be liable for, and Seaboard shall remain solely
          responsible   for,  any  liability  or  obligation   of
          Seaboard   Kentucky  not  described  above,   including
          without limitation any retiree medical benefits of any employee of the Business who terminates employment with the Business or Seaboard on or prior to the Closing Date. Notwithstanding anything herein to the contrary, Seaboard shall be responsible for, and shall indemnify and hold ConAgra and Seaboard Kentucky harmless against and in respect of, any liability, damage, cost or obligation resulting from products sold by the Business on or prior to the Closing Date (including, without
          limitation,  product  recalls  and  product   liability
          actions).

          3.1.1 ConAgra agrees to assume all of Seaboard
                Subsidiaries'           rebate           programs,
                customer/distributor programs and similar items relating to the Business in effect as of the Closing Date and Seaboard Kentucky shall be liable for its rebate programs, customer/distributor programs and similar items relating to the
                Business in effect as of the Closing Date, but only , to the extent of the applicable accruals set forth on the Settlement Statement and Seaboard shall be liable and responsible for any other such liabilities and obligations.

     3.2 Purchase Price for the Assets; Seaboard Kentucky Stock. The purchase price for the Assets and the Seaboard Kentucky Stock (the "Purchase Price") shall be an amount equal to Three Hundred Seventy Five Million Dollars ($375,000,000) plus or minus the amount by which "Net Working Capital" (as defined in Section 4.7) is greater or less than Seventy Six Million Seven Hundred Thousand Dollars ($76,700,000).

     3.3 Payment of Purchase Price. Three Hundred Sixty Million Dollars ($360,000,000) of the Purchase Price (the
          "Preliminary Payment") shall be paid by ConAgra to Seaboard by wire transfer in immediately available funds on the Closing Date in accordance with wire transfer instructions to be provided by Seaboard. The balance of the Purchase Price, if any, shall be paid on the Settlement Date, as defined in Section 4.7.

     3.4 Allocation of Asset Purchase Price. The parties hereto agree that the sum of the Purchase Price and the
          Payables shall be allocated to the Assets and the Seaboard Kentucky Assets in accordance with Exhibit 3.4 hereto. The parties hereto acknowledge that such allocation represents the fair market value of the Assets and shall be binding upon the parties hereto for federal and state tax purposes. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with Exhibit 3.4 for federal and state tax purposes. Promptly after the Settlement Date, the parties shall exchange mutually acceptable and completed IRS Forms 8594 which they shall use to report the transaction contemplated under this Agreement to the Internal Revenue Service in accordance with such allocation.

     4.   Settlement Date and Repurchase of Receivables.

     4.1 Inventory Count. Immediately prior to the Closing, ConAgra and Seaboard shall mutually conduct a physical count of the Subsidiary Inventory and all of Seaboard Kentucky's merchantable raw materials, work-in-process and current finished goods inventory, including packaging materials ("Seaboard Kentucky Inventory" and together with the Subsidiary Inventory, the "Inventory") existing as of the close of business on the Closing Date and shall prepare a schedule setting forth a description of each category of Inventory together with the quantity of each such category (the "Inventory Count Schedule"). Such physical count shall be conducted pursuant to, and the Inventory Count Schedule will be prepared pursuant to, the procedures and principles set forth in Exhibit 4 hereto. Upon completion of the Inventory Count Schedule, the parties shall issue a revised schedule to reflect the final inventory count as of the close of business on the Closing Date (the "Final Inventory Count Schedule"). Upon completion, the Final Inventory Count Schedule shall be final for purposes of this Section 4.

     4.2  Preliminary Settlement Statement.  No later than  sixty
          (60) days following the Closing Date, ConAgra shall prepare and deliver to Seaboard a draft settlement statement (the "Preliminary Settlement Statement") setting forth the following:

          (i)   The  amount of cash and cash equivalents owned  by
                Seaboard   Kentucky  on  the  Closing  Date   (the
                "Kentucky Cash").

          (ii) The value of Inventory existing as of the close of business on the Closing Date, based on the physical count reflected in the Final Inventory Count Schedule, and valuing such Inventory pursuant to the valuations principles set forth in
                Exhibit 4.

          (iii) The value of the Subsidiary Receivables, the trade accounts receivable of Seaboard Kentucky existing as of the Closing Date and arising from sales of products by Seaboard Kentucky (the
                "Seaboard Kentucky Receivables", and, together with the Subsidiary Receivables, the "Receivables"), the Subsidiary Prepaids and the prepaid expenses of Seaboard Kentucky (the "Seaboard Kentucky Prepaids", and together with the Subsidiary Prepaids, the "Prepaids"), all as of the close of business on the Closing Date, as determined pursuant to Exhibit 4; and

          (iv) The outstanding amount of Payables as of the close of business on the Closing Date as determined pursuant to Exhibit 4.

     4.3 Seaboard Review. Seaboard shall have thirty (30) days following receipt of the Preliminary Settlement Statement (the "Review Period") to notify ConAgra in writing of any objections to the Preliminary Settlement Statement (a "Notice of Objection"). Any such Notice of Objection shall specify in reasonable detail the nature of each objection so asserted and the basis therefor. If Seaboard does not deliver any Notice of Objection during the Review Period, the Preliminary Settlement Statement shall become final and binding.

     4.4 Settlement Resolution. Within twenty (20) days following the Review Period, the parties shall use reasonable efforts to resolve the matters reflected in any Notice of Objection, and the Preliminary Settlement Statement shall be revised to reflect any such resolution. Such resolutions shall be final and binding. If all such disagreements are so resolved, the revised Preliminary Settlement Statement shall become final and binding.

     4.5 Mediation and Arbitration. In the event the parties shall be unable to resolve any matter set forth in a Notice of Objection pursuant to Section 4.4, such disagreement or disagreements shall be first referred for resolution to the Vice President and Chief Financial Officer of Seaboard and the Senior Financial Officer of ConAgra Poultry Company and the Preliminary Settlement Statement shall be revised to reflect any such resolutions. Such resolutions shall be final and binding. In the event that such officers shall be unable to resolve any disagreement within ten (10) days after such referral, such disagreement or disagreements shall be referred for resolution to the President of Seaboard and the President of ConAgra Poultry Company and the Preliminary Settlement Statement shall be revised to reflect such resolutions and such resolutions shall be final and binding. If such officers shall be unable to resolve any disagreement within ten (10) days after such referral, such disagreement or disagreements shall be referred to PriceWaterhouseCoopers in Chicago, Illinois (the "Arbitrator"). The Arbitrator shall be requested to furnish written notice to Seaboard and ConAgra of its resolution of any such disagreements referred as soon as practicable and such resolution shall be incorporated into the Preliminary Settlement Statement and such revised settlement statement shall be final and binding upon the parties. All fees, costs and expenses of the Arbitrator shall be split equally between ConAgra and Seaboard.

     4.6 Cooperation. During and with respect to the preparation of the Preliminary Settlement Statement and revisions thereto, and the reviews and resolution provisions set forth herein, Seaboard and ConAgra shall
          (i) fully cooperate with all reasonable requests of Seaboard and ConAgra, as the case may be; and (ii) upon receiving a reasonable request, make available to each other all work papers, supporting schedules, documents, systems and other information (including access to all appropriate knowledgeable personnel).

     4.7 Settlement Date. For purposes of this Agreement, the "Settlement Statement" shall mean the Preliminary Settlement Statement revised to reflect all resolutions determined pursuant to Sections 4.3, 4.4 and 4.5, "Net Working Capital" shall mean the sum of the value of the Kentucky Cash, the Inventory, the Receivables and the Prepaids, less the amount of the Payables (all as reflected in the Settlement Statement). Within five
          (5) days following completion of the Settlement Statement (the "Settlement Date"), ConAgra shall remit to Seaboard, in immediately available funds, the amount, if any, by which the Purchase Price exceeds the Preliminary Payment (plus interest thereon from the Closing Date at the Prevailing Rate), or, in the event the Preliminary Payment exceeds the Purchase Price,
          Seaboard shall remit to ConAgra, in immediately available funds, the amount of such overpayment (plus interest thereon from the Closing Date at the Prevailing Rate).

     4.8  Prevailing  Rate.  For purposes of this Agreement,  the
          "Prevailing Rate" shall mean eight percent (8%) per annum.

     4.9 Repurchase of Receivables. During the period commencing on the Closing Date and ending 120 days after the Closing Date (the "Collection Period"), ConAgra shall use commercially reasonable efforts to collect in full the Receivables (however, ConAgra shall not be obligated to retain a collection agency or counsel in connection with such collection efforts or institute litigation or take any actions that are beyond ConAgra's or the Seaboard Entities' normal collection activities). To the extent that ConAgra receives any payment for accounts receivable for the Seaboard Entities during the Collection Period relating to the Business which is not otherwise specifically identified to a particular invoice, such payment shall be applied to the oldest outstanding invoice of the applicable account. Any payment received during the Collection Period which is specifically identified to a particular invoice shall be applied to that invoice. Any Receivables that remain uncollected one hundred twenty (120) days from the Closing Date shall be immediately repurchased by Seaboard at the face amount thereof, plus interest thereon at the Prevailing Rate. Upon payment by Seaboard for such uncollected Receivables, ConAgra shall transfer, or shall cause Seaboard Kentucky to transfer, such Receivables (and all documentation relating thereto) to Seaboard (which shall thereafter be entitled to endeavor to collect such Receivables for its own account), and, to the extent ConAgra thereafter receives any payment with respect to such Receivables from third parties, ConAgra shall promptly forward such payment to Seaboard.

     5.   Ancillary Agreements.

     5.1  Trademark Agreement.  At Closing, ConAgra and  Seaboard
          shall  execute  a  trademark  agreement  in  the   form
          attached   hereto   as  Exhibit  5.1  (the   "Trademark
          Agreement").

     5.2 Transition Services Agreement. At Closing, ConAgra and Seaboard shall execute a transition services agreement, initially in the form attached hereto as Exhibit 5.2
          (the "Transition Services Agreement"). Between the date hereof and Closing, the parties shall negotiate the Transition Services Agreement in good faith, provided, however, (i) the term of the Transition Services Agreement shall be six (6) months, and (ii) the fees to be charged by Seaboard for services provided under the Transition Services Agreement shall not exceed Seaboard's reasonably determined costs in providing such services.

     5.3 Software License Agreement. At Closing, ConAgra and Seaboard shall execute a software license agreement in the form attached hereto as Exhibit 5.3 (the "Developed Software License") with respect to the Developed Software (as such term is defined in Exhibit 2).

     6. Closing. Subject to the terms and conditions contained herein, the transfer of the Assets and Seaboard Kentucky Stock by Seaboard to ConAgra (the "Closing") will take place on January 3, 2000 (the "Closing Date") at the offices of McGrath, North, Mullin & Kratz, P.C., One Central Park Plaza, Suite 1400, Omaha, Nebraska, or at such other time and place as may be mutually acceptable to the parties hereto. The Closing shall be effective as of the close of business on the Closing Date.

     6.1 ConAgra's Obligation at Closing. At Closing, ConAgra shall:

          6.1.1  Payment.    Pay  to  Seaboard,  in  immediately
                 available funds, the Preliminary Payment.

          6.1.2 Assignment and Assumption Agreement. Execute and deliver an assignment and assumption agreement in a mutually acceptable form (the "Assignment and Assumption Agreement"). ConAgra further agrees that it will at any time and from time to time after the Closing Date, upon the reasonable request of Seaboard and without additional consideration, do, execute, acknowledge and deliver all such further acts and documents as may be required in conformity with this Agreement for the better assumption of those liabilities and obligations of Seaboard and the Seaboard Subsidiaries which ConAgra is required to assume pursuant to this Agreement.

          6.1.3  Legal  Opinion.   Deliver the legal  opinion  of
                 McGrath, North, Mullin & Kratz, P.C., counsel for the ConAgra, in a mutually acceptable form.

          6.1.4  Trademark  Agreement.  Execute and  deliver  the
                 Trademark Agreement.

          6.1.5  Transition  Services  Agreement.   Execute  and
                 deliver the Transition Services Agreement.

          6.1.6  Officer's Certificate.  Execute and deliver  the
                 Officer's  Certificate required  by  Section  12.3
                 hereof.

          6.1.7 Resolutions. Deliver a copy of the resolutions of the Board of Directors of ConAgra authorizing the transactions contemplated by this Agreement, certified by the Secretary or any Assistant Secretary of ConAgra.

          6.1.8 Developed Software License. Execute and deliver the Developed Software License.

          6.1.9  Lease Assignment.  Execute and deliver
                 an assignment and assumption of leases covering the real estate leased by the Seaboard Subsidiaries in a mutually acceptable form (the "Lease Assignment").

     6.2 Seaboard's Obligations at Closing. At Closing, Seaboard shall, with respect to the Seaboard Assets and the Seaboard Kentucky Stock, and Seaboard shall cause the Seaboard Subsidiaries to, with respect to the Subsidiaries Assets:

          6.2.1 Deeds. Execute and deliver to ConAgra deeds to the Real Estate owned by Seaboard and the Seaboard Subsidiaries in the same form of deed it received when it acquired each such parcel of Real Estate (the "Deeds").

          6.2.2 Bill of Sale. Execute and deliver to ConAgra a general assignment and bill of sale in a mutually acceptable form (the "Bill of Sale"). Simultaneously with such delivery, Seaboard shall take all such steps as may be reasonably necessary to put ConAgra in actual possession and control of the Assets.

          6.2.3 Assignment and Assumption Agreement. Execute and deliver to ConAgra the Assignment and Assumption Agreement.

          6.2.4  Trademark  Assignments.  Execute  and  deliver  to
                 ConAgra    trademark   assignments   in   mutually
                 acceptable forms (the "Trademark Assignments").

          6.2.5 Other Instruments of Conveyance. Execute and deliver such other assignments, bills of sale, endorsements, notices, consents, assurances and such other instruments of conveyance and transfer as counsel for ConAgra shall reasonably request and as shall be effective to vest in ConAgra good and marketable (in case of the Real Estate) title to all of the Assets. Seaboard further agrees that it will at any time, and from time to time after the Closing Date, upon the reasonable request of ConAgra and without additional consideration, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, bills of sale, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required in conformity with this Agreement for the better assigning, transferring, granting, conveying, assuring and confirming to ConAgra or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets or other properties sold, conveyed, assigned, transferred and delivered at the Closing to ConAgra as provided herein.

          6.2.6 Resolutions. Deliver a copy of the resolutions of the Board of Directors of Seaboard and the Seaboard Subsidiaries authorizing the transactions contemplated by this Agreement, certified by the Secretary or any Assistant Secretary of each.

          6.2.7 Legal Opinion. Deliver the legal opinion of King & Spalding, counsel for Seaboard, in a mutually acceptable form.

          6.2.8 Officer's Certificate. Execute and deliver the Officer's Certificate required by Section 11.4 hereof.

          6.2.9 Title Policies. Deliver title commitments in the form attached hereto as Exhibit 6.2.9, marked-down as of the Closing Date.

          6.2.10 Trademark Agreement. Execute and deliver the Trademark Agreement.

          6.2.11 Transition Services Agreement. Execute and deliver the Transition Services Agreement.

          6.2.12 Developed  Software  License.   Execute  and
                 deliver the Developed Software License.

          6.2.13 Lease Assignment. Execute and deliver the Lease Assignment.

          6.2.14 Stock Certificates. Deliver to ConAgra certificates representing all of the Seaboard Kentucky Stock duly endorsed and assigned to ConAgra, with all necessary transfer tax and other revenue stamps acquired at Seaboard's expense.

          6.2.15 Resignations.    Deliver   to   ConAgra
                 resignations of all officers and directors of Seaboard Kentucky.

     6.3 Ancillary Documents. For purposes of this Agreement, the term "Ancillary Documents" shall mean the Trademark Agreement, Assignment and Assumption Agreement, the Bill of Sale, the Deeds, the Lease Assignment, the Trademark Assignments, the Developed Software License, and the Transition Services Agreement.

     7.   Employee Matters.

     7.1 ConAgra Offers. At Closing, ConAgra shall offer to employ all employees of Seaboard and the Seaboard Subsidiaries employed in connection with the Business, and shall retain all employees of Seaboard Kentucky, who, on the Closing Date, are employees at the Business Locations (collectively, the "Business Employees"). Such offers of employment will be on existing terms and conditions, except as set forth on Exhibit 7.1. Business Employees accepting such offers of employment, and all Seaboard Kentucky employees remaining employed by Seaboard Kentucky as of the Closing Date are herein called "Hired Employees" and all other employees of Seaboard and/or the Seaboard Subsidiaries, whether offered employment or not, shall be called "Retained Employees." Notwithstanding the foregoing, ConAgra's and Seaboard Kentucky's aggregate monetary obligation (including any payments made by ConAgra under its self-insured insurance programs) with respect to the Business Employees who are not active employees of the Business as of the Closing Date (whether as a result of being on long-term or short-term disability, medical leave (not constituting long-term or short-term disability) or for any other reason ("Non-Active Employees"), while such employees are Non-Active Employees, whether for wages, sick leave pay, health, medical or disability benefits and all other benefits (and taxes and withholding with respect thereto) payable with respect to such employees while Non-Active Employees (net of any contributions with respect thereto from the Non-Active Employees and insurance policies, excluding self-insurance, retainage, retrospective additional premiums, and the like), shall be capped at $500,000 and Seaboard shall have the obligation to make all such required payments to Non-Active Employees which are in excess of $500,000.

     7.2 ConAgra Plans. ConAgra shall cause prior periods of service with Seaboard and the Seaboard Subsidiaries (as well as with Central Soya, for employees previously employed by Central Soya) to count for purposes of eligibility and vesting (but not benefit accrual) under any benefit plans provided to Hired Employees after Closing, provided, however, ConAgra shall only vest union employees in union sponsored retirement and pension plans to the extent required by the terms of such union contract or by law. ConAgra shall waive preexisting condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any health or welfare plan provided to any Hired Employee after the Closing Date to the extent covered under existing plans. After Closing, ConAgra shall apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid (or accrued) by each Hired Employee prior to Closing under welfare benefit plans during the then-current plan year.

     7.3 Union Contracts. ConAgra agrees to recognize the unions party to the collective bargaining agreements described in Section 8.15(vii) of the Disclosure Schedule (as defined in Section 8.3) as the collective bargaining agents for the Hired Employees represented by such unions immediately prior to the Closing Date. ConAgra further agrees to accept and be bound by the terms and conditions of such collective bargaining agreements applicable to such employees, except that any employee benefit required to be provided under such agreements through a benefit plan maintained by the Seaboard Entities may instead be provided by ConAgra through a benefit plan maintained by ConAgra.

     7.4 Retirement and Pension Plans. The Seaboard Entities shall fully vest all Hired Employees under, and remain responsible for, all retirement and pension plans maintained by the Business for any of its employees; provided, however, the Seaboard Entities shall only vest union employees in union sponsored retirement and pension plans to the extent required by the terms of such union contract or by law . Notwithstanding the foregoing, ConAgra shall assume and be responsible for the Retirement Income Plan for Production Employees of Seaboard Farms of Chattanooga, Inc. ("Chattanooga Plan"), as described in Section 8.15.2 of the Disclosure Schedule. Seaboard and ConAgra agree to cooperate to transfer the sponsorship of the Chattanooga Plan from Seaboard to ConAgra as soon as is practicable after and effective as of the Closing. In connection therewith, Seaboard shall use its best efforts to cause to be assigned to ConAgra or the Chattanooga Plan such polices of insurance or other contracts as ConAgra designates in writing and as pertains to the funding of benefits under the Chattanooga Plan, or in any case where such assignment is commercially impracticable, Seaboard shall cooperate in arranging for the issuance of new or modified policies or contracts.

     7.5 Medical Insurance. ConAgra shall not be responsible (Seaboard and the Seaboard Subsidiaries shall be responsible) for any health and accident claims and expenses with respect to services provided to a Hired Employee prior to the Closing Date (including any services provided to any such Hired Employee employed by Seaboard Kentucky). Seaboard shall not be responsible (and ConAgra and/or Seaboard Kentucky shall be responsible) for any health and accident claims and expenses with respect to services provided to Hired Employees from and after the Closing Date.

     7.6 Workers' Compensation Claims. ConAgra and/or Seaboard Kentucky shall be responsible for all workers'
          compensation claims for any Hired Employee for any claims and expenses with respect to occurrences prior to the time that a Hired Employee commences active employment with ConAgra. Exhibit 7.6 describes all such pending worker's compensation claims which were scheduled by Seaboard Entities as of November 27, 1999 (it being understood that, in the ordinary course of business, workers' compensation claims are not generally scheduled until several days after the Seaboard Entities first receive notice of such potential claims).

     7.7 COBRA. Seaboard and the Seaboard Subsidiaries will be responsible for satisfying obligations under Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), to provide continuation coverage to, or with respect to, any Hired Employee in accordance with law with respect to any "qualifying event" occurring on or before the Closing Date or resulting from the transactions contemplated herein.

     7.8 Severance. Seaboard and the Seaboard Subsidiaries shall be responsible for any severance or similar obligations payable to any Hired Employee or Retained Employee, including, without limitation, obligations under the Workers' Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), resulting from events occurring on or prior to the Closing Date, or resulting from the transactions contemplated herein. ConAgra and/or Seaboard Kentucky, as the case may be, shall be responsible for any severance or similar obligations payable to Hired Employees under applicable law (including, without limitation, under the WARN Act), resulting from events occurring after the Closing Date.

     7.9 Retained Employees. ConAgra shall have no obligation or liability with respect to any Retained Employee and Seaboard and the Seaboard Subsidiaries shall be responsible for any and all liabilities and obligations with respect to Retained Employees.

     7.10 Vacation. The parties acknowledge and agree that the Settlement Statement will include an accrual for earned vacation and holiday pay and executive bonuses for the Hired Employees. ConAgra and/or Seaboard Kentucky, as the case may be, shall assume such accrued vacation and holiday pay liability and executive bonuses (to the extent of such accrual) and shall provide such vacation and holiday pay benefits and executive bonuses to such employees.

     8.   Representations, Warranties and Covenants of Seaboard.
Seaboard hereby represents, warrants, and covenants to and with ConAgra as follows:

     8.1 Organization, Good Standing and Corporate Power. The Seaboard Entities are corporations duly organized, validly existing and in good standing under the respective laws of their states of incorporation, and each has the corporate power to own, operate and lease its properties and carry on its business as now being conducted and to enter into this Agreement and the
          Ancillary Documents to which it is a party. The Seaboard Entities are qualified to do business in all jurisdictions in which such qualification or authorization is required, except for those jurisdictions in which failure to be so qualified or authorized would not have a "Material Adverse Effect" (as defined in Section 8.3).

     8.2 Corporate Authorization; Binding Effect. The execution, delivery and performance of this Agreement and the Ancillary Documents by Seaboard and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of Seaboard (no action by the shareholders of Seaboard being necessary). This Agreement and the Ancillary Documents constitute the legal, valid and binding obligations of Seaboard, each enforceable in accordance with its respective terms.

     8.3 No Conflict with Other Instruments or Agreements. Except as set forth in Section 8.3 of the Disclosure Schedule dated of even date herewith and delivered as a separate document, the contents of which are incorporated herein (the "Disclosure Schedule"), the execution, delivery and performance of this Agreement and the Ancillary Documents by Seaboard will not result in the breach of, or conflict with, any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets, Seaboard Kentucky Stock or Seaboard Kentucky Assets (as defined below) pursuant to, any corporate charter, by-law, commitment, contract or other agreement or instrument to which Seaboard is a party or by which Seaboard or any of its assets or property is or may be bound, except where such default (individually or in the aggregate) would not have a material adverse effect on the condition (financial or otherwise), results of operations, business, assets or liabilities of the Business or on the ability of Seaboard to consummate the transactions contemplated herein or to perform its obligations hereunder (herein a "Material Adverse Effect").

     8.4 No Government Authorization Required. Other than compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), and except as set forth in Section 8.5 of the Disclosure Schedule, no consent, approval, authorization or order of, or qualification with, any court, regulatory authority or other governmental body is required for the consummation by the Seaboard Entities of the transactions contemplated by this Agreement or the Ancillary Documents.

     8.5  Effect  of  Agreement.  Except as set forth in  Section
          8.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Documents by Seaboard and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time  or  both,  (a)  violate  any  provision  of  law,
          statute, rule or regulation to which the Seaboard Entities are subject; (b) violate any judgment, order, writ or decree of any court applicable to the Seaboard Entities; or (c) have any adverse effect on any of the permits, licenses, orders or approvals held or utilized by the Seaboard Entities with respect to the Business which are transferable, in any case, where such violations or adverse effect will have a Material Adverse Effect.

     8.6 Financial Statements. Seaboard has heretofore delivered to ConAgra copies of the Business' balance sheets for its fiscal years ended December 31, 1998 and 1997 and 1996, and the related statements of income for the years then ended, together with the interim balance sheets and statements of income for the interim periods ended October 30, 1999 (such annual financial statements are collectively referred to as the "Year End Financial Statements" and the financial statements for the periods ended October 30, 1999 are herein called the "Interim Financial Statements"). Except as set forth in Section 8.6 of the Disclosure Schedule, the Year End Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") present fairly in all material respects the financial position and results of operation of the Business as of the periods then ended, in conformity with generally accepted accounting principles applied on a basis consistent with prior years ("GAAP"). The Financial Statements do not contain any material (individually or in the aggregate) items of special or nonrecurring income or any other material (individually or in the aggregate) income not earned in the ordinary course of business. The Seaboard Entities have not used any improper accounting practice for the purpose of not reflecting or incorrectly reflecting in the Financial Statements or books and records of the Seaboard Entities any properties, assets, liabilities, revenues or expenses relating to the Business, and all books and records of the Seaboard Entities relating to the Business have been maintained and prepared in conformity with GAAP. All assets reflected in the Interim Financial Statements are either included in the definition of Assets or are Seaboard Kentucky Assets, except for such assets sold in the ordinary course of business consistent with past practice.

     8.7  Undisclosed  Liabilities.   Except  as  set  forth   in
          Section 8.7 of the Disclosure Schedule, none of the Seaboard Entities have any material (individually or in the aggregate) liability (whether secured or unsecured and whether accrued, absolute, direct, indirect, contingent or otherwise) with respect to the Business, except for (i) liabilities set forth on the face of the Interim Financial Statements, (ii) liabilities under contracts and agreements not required by generally accepted accounting principles to be accrued for on the Financial Statements, and (iii) contingent and other liabilities not required by generally accepted accounting principles to be accrued for on the Financial Statements and liabilities which have arisen after the date of the Interim Financial Statements in the ordinary course of business consistent with past practice and in amounts consistent with the liabilities reflected in the Financial Statements, none of which will have a Material Adverse Effect.

     8.8 Title to Assets, Absence of Liens, Condition of Assets. The Seaboard Entities have good and (in the case of the real estate owned by it) marketable title to all of the Assets and the Seaboard Kentucky Assets which are reflected as owned on the Interim Financial Statements (the "Owned Assets"), free and clear of all pledges, liens, defects, leases, licenses, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust and material encroachments on or from the Real Estate (collectively, the "Liens"), and Seaboard or its wholly-owned subsidiaries owns all of the IRB's free and clear of all Liens, other than those set forth in Section 8.8 of the Disclosure Schedule (the "Permitted Liens"), and the instruments of conveyance, and other endorsements and instruments of transfer and assignment contemplated by this Agreement are sufficient to transfer good and marketable fee simple (in the case of real estate) title to the Owned Assets to ConAgra, free and clear of all Liens, except for Permitted Liens. To the knowledge of Seaboard, the Assets and the Seaboard Kentucky Assets are, in all material respects, in good and usable repair and condition, ordinary wear and tear excepted, are suitable for the purposes used, and have been maintained in all material respects consistent with past practices. Except for the representations and warranties contained in this Agreement, the Assets are being transferred to ConAgra on an "AS IS, WHERE IS" basis.

     8.9 Assets. Except as otherwise noted in Section 8.9 of the Disclosure Schedule, the Assets, the Seaboard Kentucky Assets and the Excluded Assets constitute in all material respects all of the assets, properties, licenses (to the extent transferable) and other agreements which are presently being used or are related to the Business as presently conducted, and after the transfer of the Assets and the Seaboard Kentucky Stock to ConAgra, ConAgra will have in all material respects all assets, properties, licenses (to the extent transferable) and other agreements necessary to conduct the Business in the same manner as such business and operations have been conducted prior to the Closing Date. The Seaboard Assets constitute the only assets owned, leased or licensed by Seaboard, or any other Seaboard subsidiary which is not a Seaboard Subsidiary, which are used exclusively in the Business. The only assets or property Seaboard used in the Business on a non-exclusive basis are Seaboard's company-wide main frame computer system, the Excluded Trademarks, Enterprise Software and Developed Software. The Seaboard Entities have not sold, assigned, moved or disposed of any assets used in the Business in contemplation of the transactions contemplated herein, other than the sale of inventory in the ordinary course of business.

     8.10 Inventory, Packaging and Supplies. Except to the extent reflected in the Settlement Statement, the items of Inventory consist of items suitable and merchantable for filling orders in the ordinary course of business. Such Inventory has been manufactured, mixed, packaged and labeled in accordance with all applicable governmental laws and regulations, whether federal, state or local, including all environmental laws and regulations. The Inventory includes a sufficient quantity of each type of such Inventory in order to meet the normal requirements of the Business (considering the Business' normal inventory cycle), but, except to the extent reserved in the final Settlement Statement, does not include obsolete or out of date items, damaged items, or quantities not in conformance with written specifications required by the customer for whom the Inventory is being produced or in excess of quantities that can be sold for a normal margin within a reasonable inventory cycle due solely to the existence of excess quantities of Inventory. No Inventory is stored or located outside the United States. The items of packaging supplies, office, warehouse, processing, operating and storage supplies, spare parts, fuel, tools, maintenance equipment and similar property sold to ConAgra hereunder or owned by Seaboard Kentucky are suitable in all material respects for use in the ordinary course of business.

     8.11 Licenses, Permits and Orders. Section 8.11 of the Disclosure Schedule contains a complete and correct list of all material qualifications, registrations, filings, approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether federal state, or local, owned, held or utilized by the Seaboard Entities in connection with the Business including, without limitation, all waste water permits. The Seaboard Entities hold all material qualifications, registrations, filings, approvals, authorizations, consents, licenses, orders and other permits necessary to own, operate and lease their properties and carry on the Business as now being conducted. The Seaboard Entities are in material compliance with all waste water permits used in connection with the Business and no basis exists for the termination or expiration of such permits other than in accordance with their terms.

     8.12 Real Property.

          8.12.1 Section 8.12.1 of the Disclosure Schedule lists and describes briefly all real property owned by the Seaboard Subsidiaries and Seaboard Kentucky and used in the Business. With respect to each such parcel of owned real property:

                 (i)   there  are  no  pending  or,  to   the
                       knowledge of Seaboard, threatened condemnation proceedings, lawsuits, or administrative actions relating to such property, or the current use, occupancy, or value thereof;

                 (ii) the legal description for the parcel contained in the title commitments attached hereto in Exhibit 6.2.9 (the "Title Commitments") describes such parcel fully and adequately;

                 (iii) except as disclosed in  the  Title
                       Commitments, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such property;

                 (iv)  except  as  disclosed  in  the   Title
                       Commitments, there are no outstanding options or rights of first refusal to purchase the parcel of such property, or any portion thereof or interest therein.

          8.12.2 Section 8.12.2 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seaboard Subsidiaries and Seaboard Kentucky in connection with the Business. Seaboard has delivered to the ConAgra correct and complete copies of the leases and subleases (as amended) listed in Section 8.12.2 of the Disclosure Schedule. With respect to each lease and sublease, except as otherwise noted in Section 8.12.2 of the Disclosure
                 Schedule:

                 (i)   to the knowledge of Seaboard, the lease
                       or   sublease   is  legal,  valid,   binding,
                       enforceable and in full force and effect;

                 (ii)  to the knowledge of Seaboard, subject to
                       the receipt of the consents listed in Section 8.12.2(ii) of the Disclosure Schedule, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                 (iii) to  the knowledge of Seaboard,  no
                       party to the lease or sublease is in material breach or material default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

                 (iv)  to the knowledge of Seaboard, no  party
                       to the lease or sublease has repudiated in writing any material provision thereof; and

                 (v)   to the knowledge of Seaboard, there are
                       no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease.

     8.13 Corporate  Services.  Section 8.13  of  the  Disclosure
          Schedule   describes  all  corporate  and  intercompany
          services provided by Seaboard, or any division or subsidiary of Seaboard, to the Business and all material intercompany transactions between the Business and Seaboard, or any division or subsidiary of Seaboard.

     8.14 Insurance. Seaboard has provided to ConAgra a list and description of all policies of liability, theft, fidelity, life, fire and other forms of insurance presently held or within the past three (3) years held by or for the benefit of the Seaboard Entities with respect to the Business, specifying the insurer, amount of coverage, type of insurance and policy number.
          Section 8.14 of the Disclosure Schedule sets forth a description of all material (individually or in the aggregate) pending claims thereunder relating to the Business of which the Seaboard Entities have notice and a summary of material claims made under such policies of insurance during the past three (3) years. Except as reflected in Section 8.14 of the Disclosure Schedule, the Seaboard Entities have not, with respect to the Business, during the past three (3) years, been denied or had revoked or rescinded by a carrier any
          policy  of  insurance.   Except as  otherwise  noted  in
          Section 8.14 of the Disclosure Schedule, there are no outstanding requirements or recommendations by any insurance company that wrote any such policy or by any Board of Fire Underwriters or similar body exercising similar functions or by any governmental authority which requires or recommends changes in the conduct of the business, or repairs or other work to be done or with respect to any of the properties, assets or operations of the Business or requiring any equipment or facilities to be installed on or in connection with any of the properties or assets of the Business, that, if not performed, would, individually or in the aggregate, result in a Material Adverse Effect.

     8.15 Contracts and Other Data. Section 8.15 of the Disclosure Schedule sets forth, as of the date of this Agreement, a listing of the following, true and correct copies of which have been furnished to ConAgra:

          8.15.1 All of the following material contracts and commitments, whether written or oral, to which any of the Seaboard Entities is a party with respect to the Business, or to which any of the Assets or Seaboard Kentucky Assets are subject or bound (collectively, the "Material Agreements"):

                 (i) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $100,000 per annum or with a term in excess of one
                         (1) year;

                 (ii) any agreement (or group of related agreements) for the purchase, sale or consignment of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $250,000;

                 (iii)   any  toll  processing,  co-packing  or
                         similar agreement;

                 (iv)    any   agreement  concerning  a  partnership,
                         joint   venture  or  other  profit   sharing
                         arrangement;

                 (v)     any  agreement pursuant to which a  Lien  is
                         created   with  respect  to  any  Asset   or
                         Seaboard Kentucky Assets;

                 (vi) any agreement concerning confidentiality or noncompetition;

                 (vii)   any collective bargaining agreement;

                 (viii)  any  agreement  under  which  it  has
                         advanced or loaned funds or other property to any employees of the Business;

                 (ix) any requirements, "take or pay" or similar agreement relating to the Business;

                 (x) any agreement or arrangement establishing, creating or relating to any rebate, promotion, advertising coupon or other allowance;

                 (xi)    any   brokerage  or  distributor  agreements
                         relating to the Business;

                 (xii)   any   power  of  attorney  or  agency
                         agreement;

                 (xiii)  any    employment   or    consultant
                         agreement;

                 (xiv)   any grower agreement, including a list
                         of all growers with whom the Business has agreements or relationships;

                 (xv) any agreement for the purchase of parent breeding stock;

                 (xvi)   any  feed  ingredient  contracts   or
                         commodity    futures    contracts,    option
                         contracts or similar agreements;

                 (xvii) all contracts relating to the Capital Improvement Projects (as defined in Section 8.29), including any series of contracts or agreements with an individual contractor to the extent the aggregate value of such series of contracts of agreements are in
                         excess  of  $250,000  together  with   other
                         construction contracts requiring payments in excess of $250,000 individually; or

                 (xviii) any   agreement   under   which   the
                         consequences of a default or termination could have a Material Adverse Effect.

          8.15.2 All executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans, employee stock ownership plans, retirement plans, golden parachutes, thrift plans, severance plans, employee profit sharing plans, savings plans, group life insurance, hospitalization insurance, or other plans or arrangements, whether written or oral, providing for benefits for employees of the Seaboard Subsidiaries and Seaboard Kentucky (collectively, the "Seaboard Employees");

          8.15.3 A true, correct and complete list of the names and current annual compensation (including wages, salaries, bonuses and benefits under pension, profit sharing, deferred compensation and similar plans or programs) of all Seaboard Employees, as well as information concerning years of service and seniority.

     8.16 Compliance With Agreements. Neither Seaboard nor, to Seaboard's knowledge, any other person, firm, corporation or entity is in material breach of, or in material default under, any Assumed Agreement. To the knowledge of Seaboard, no state of facts exists or event has occurred, is pending or is threatened, which, after the giving of notice, the lapse of time or otherwise, is reasonably likely to constitute or result in a material breach or a material default by any of the Seaboard Entities or any other person, firm, corporation or entity, of any Assumed Agreement. To the knowledge of Seaboard, each Assumed Agreement is, and after consummation of the transactions contemplated herein will be a, legal, valid and binding obligation of the respective parties thereto. Seaboard Kentucky is not a party to any agreement other than those included in the Assumed Agreements.

     8.17 Litigation. Section 8.17 of the Disclosure Schedule contains a true, complete and correct list and caption of each pending lawsuit, claim, administrative proceeding, arbitration, labor dispute or governmental investigation or inspection to which (a) Seaboard Kentucky is a party or which involve or affect the operations or assets of Seaboard Kentucky which (i) involves any governmental claim, investigation or inspection, (ii) involves any litigation, claim or dispute with any grower with exposure or potential exposure in excess of $25,000, (iii) involves exposure or potential exposure in excess of $25,000, and (iv) seeks injunctive or other equitable relief, and (b) Seaboard and/or any of the Seaboard Subsidiaries is a party in connection with the Business or which involve or affect the operations or assets of the Business which (i) involves any government claim, investigation or inspection, (ii) involves any litigation, claim or dispute with any grower with exposure or potential exposure in excess of $25,000, (iii) involves exposure or potential exposure in excess of $200,000, and (iv) seeks injunctive or other equitable relief. Except for the matters disclosed in Section 8.17 of the Disclosure Schedule, to the knowledge of Seaboard, there are no material (individually or in the aggregate) claims, legal actions or investigations threatened or contemplated against Seaboard Kentucky or against the Seaboard Entities in connection with the Business or otherwise relating to the Business. Section 8.17 of the Disclosure Schedule further describes all material (individually or in the aggregate) product liability claims received by the Seaboard Entities during the past three (3) years in connection with the Business. There are no orders, decrees, judgments or agreements with any court or governmental authority to which any of the Seaboard Entities is a party and that relates to the Business or by which the Assets and/or Seaboard Kentucky Assets are bound.

     8.18 Labor Matters. Except as set forth in Section 8.15 of the Disclosure Schedule, the Seaboard Entities are not a party to any collective bargaining agreements with respect to the Business. There are no material controversies pending or, to the knowledge of Seaboard, threatened between the Seaboard Entities and any of the Seaboard Employees. Except as disclosed in
          Section 8.17 or Section 8.22 of the Disclosure Schedule, the Seaboard Entities have not, with respect to the Business, and Seaboard Kentucky has not, committed, or engaged in, any material (individually or in the aggregate) unfair labor practices. Except as disclosed in Section 8.17 or Section 8.22 of the Disclosure Schedule, the Seaboard Entities have complied in all material respects with all federal, state and local laws relating to employment, wages, hours, working conditions, collective bargaining and the payment of social security, unemployment and similar taxes, and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and, except as disclosed in
          Section 8.17 or Section 8.22 of the Disclosure Schedule, to the knowledge of Seaboard, there are no proceedings, investigations or citations pending before any court, governmental agency or instrumentality or arbitrator relating to any failure so to comply thereto.

     8.19 Transactions  with Management.  Except as disclosed  in
          Section 8.19 of the Disclosure Schedule, to the knowledge of Seaboard, no director, officer or employee of the Seaboard Entities directly or indirectly, (i) owns any shares of stock or other securities of, or has any other direct or indirect interest in, any firm, corporation, partnership or other entity or business (exclusive of companies whose shares are publicly-traded) which has a business relationship (as creditor, lessor, lessee, supplier, customer or otherwise) with the Business; (ii) owns, or has any other direct or indirect interest in any process, invention, know-how, formula, trade secret, trade marks, trade names, service marks, service names, brand marks, brand names, labels or registrations or licenses thereof or applications therefor or other right, property or asset which is used in or which is required in the ownership or operation of the Business; or (iii) has any other material contractual relationship with the Business.

     8.20 Relationship With Suppliers and Customers. To the knowledge of Seaboard, the relationship of the Seaboard Entities with the material (individually or in the aggregate) suppliers, customers and growers of the Business is satisfactory and the Seaboard Entities have not received notice of any intention to terminate or materially modify any of such relationships. To the knowledge of Seaboard, the transactions contemplated herein will not materially and adversely affect the ongoing relationship of the Business with any material (individually or in the aggregate) customer, supplier or grower.

     8.21 Intellectual Property.

          8.21.1 Section 8.21.1 of the Disclosure Schedule contains a complete and correct list of: (i)
                 all patent and all pending applications for patents which the Seaboard Subsidiaries and/or Seaboard Kentucky own or are using in connection with the Business or the use of which is necessary for the conduct of the Business as currently being conducted ("Patents"), (ii) all registered trademarks, registered service marks, and registered trade names, and all registrations and pending applications relating thereto, which the Seaboard Subsidiaries and/or Seaboard Kentucky own or are using in connection with the Business ("Trademarks"), and (iii) all copyrights and all copyright pending registrations and applications relating thereto which the Seaboard Subsidiaries and/or Seaboard Kentucky own or are using in connection with the Business ("Copyrights").

          8.21.2 Except as disclosed in Section 8.21.2 of the Disclosure Schedule, (i) the Seaboard
                 Subsidiaries  and/or Seaboard  Kentucky  own  all
                 right, title and interest in and to the Trademarks, Patents and Copyrights; (ii) all of the Trademarks, Patents and Copyrights are valid and subsisting and in full force and effect in accordance with their terms; (iii) to the knowledge of Seaboard, no impediment exists to the Seaboard Subsidiaries' and/or Seaboard Kentucky's exclusive ownership, use and validity of any of the Trademarks, Patents and Copyrights; (iv) to the knowledge of Seaboard, no other person, corporation, partnership, joint venture, organization, association or entity owns any interest in or uses in any way any of the Trademarks, Patents and Copyrights; (v) to the knowledge of Seaboard, none of the Trademarks, Patents or Copyrights are involved in, nor are the subject of, any pending or
                 threatened       infringement,      interference,
                 opposition, or similar action, suit or proceeding or has otherwise been challenged in any way; and (vi) to the knowledge of Seaboard, neither the ownership or operation of the Business, the Assets by the Seaboard Subsidiaries or the Seaboard Kentucky Assets by Seaboard Kentucky, nor the production, manufacture, marketing, sale or distribution by the Seaboard Subsidiaries or Seaboard Kentucky of the Business' products, nor the marketing, sale or performance by the Seaboard Entities of the Business' services, nor the use of any product of the Business for the purposes for which sold, infringes upon or conflicts with any patent, registered trademark, registered trade name, registered service mark, or registered copyright, of any other person, firm, corporation or entity.

          8.21.3 Section 8.15 or Section 8.21.3 of the Disclosure Schedule contains a list of all material agreements and contracts to which any of the Seaboard Subsidiaries or Seaboard Kentucky is a party (including, without limitation, licenses and other such agreements), whether written or oral, which affect any of the Trademarks, Patents or Copyrights. Except as disclosed in
                 Section 8.15 or Section 8.21.3 of the Disclosure Schedule, to the knowledge of Seaboard, such material agreements and contracts are valid, binding and enforceable in accordance with their respective terms for the periods stated therein, and there is no existing material default or material event of default thereunder or any event which with notice and/or lapse of time would constitute a default.

          8.21.4 Except as set forth in Section 8.21.4 of the Disclosure Schedule, neither the Seaboard Subsidiaries and/or Seaboard Kentucky use any material licensed software in the Business, except for software that is available from commercial vendors at prices and on terms and conditions that are generally available to the public and except for the Enterprise Software and the Developed Software.

          8.21.5 Section 8.21.5 of the Disclosure Schedule lists all software owned by the Seaboard Subsidiaries and Seaboard Kentucky used in the Business.

     8.22 Compliance with Laws. The Seaboard Subsidiaries and Seaboard Kentucky own and operate the Assets, Seaboard Kentucky Assets and the Business, and have manufactured, stored, processed and sold the Business' inventory and products, and otherwise carried on and conducted the Business in material compliance with all applicable federal, foreign, state and local laws, ordinances, rules and regulations. Section 8.22 of the Disclosure Schedule sets forth for the past five (5) years all material investigations, inspections or citations under any health, environmental, safety, labor, employment or other applicable laws and regulations and under any other federal, state or local laws or regulations and the results thereof together with a brief description of all corrective or other action taken with respect thereto. There are no material individually or in the aggregate pending governmental investigations, inspections or citations which relate to the Business. The Assets, Seaboard Kentucky Assets and all assets subject to leases described in Section 1.7, and all assets subject to any agreement to which Seaboard Kentucky is a party, are being used and occupied, and are located, constructed and operated in material compliance with, and conform in all material respects to, all applicable federal, state and local laws, rules, regulations and ordinances.

     8.23 Environmental Matters.  Except as set forth in  Section
          8.23 of the Disclosure Schedule: (a) all owned and leased real property used in the Business and all real property previously owned or leased by Seaboard
          Kentucky (the "Property") is free from any and all Hazardous Materials (as defined below) of any material quantity that requires remediation or clean-up under Environmental Laws (as defined below) by any Seaboard Entity; (b) except as expressly authorized by an effective permit or by applicable law, the Seaboard Entities have not released, discharged or emitted, nor, to Seaboard's knowledge, has any third party released, discharged or emitted, any Hazardous Material or any other harmful substance, into, onto, under or from the Property in violation of Environmental Laws; and (c) the Seaboard Entities have not disposed of, nor, to Seaboard's knowledge, has any third party disposed of , any wastes of any kind on, at or under the Property in violation of Environmental Laws. Except as set forth in Section 8.23 of the Disclosure Schedule, with respect to the Business, the Seaboard Entities are in material compliance with all Environmental Laws, including (a) all laws, rules and regulations relating to (i) releases, discharges, emissions or disposal to air, water, land or ground water; (ii) the use, manufacture, importing, generation, treatment, handling or disposal of Hazardous Material; and (iii) the exposure of persons to toxic, hazardous, harmful or other controlled, prohibited or regulated substances; and (b) all judicial and administrative orders, injunctions, judgments, declarations, directives, notices or demands with respect to the foregoing matters.

          There is no pending or, to the knowledge of Seaboard, threatened lawsuit, claim, action, or proceeding by any governmental entity or third party arising under Environmental Laws in respect to the Property, the Assets or the Seaboard Kentucky Assets, nor to Seaboard's knowledge does any valid basis for such a lawsuit, claim, action, or proceeding exist.

          For purposes of this Agreement, "Environmental Law" shall mean any law, regulation, ordinance, order, permit, license, common law, or other requirement (as in effect as of the Closing Date) pertaining to protection of the environment, health or safety of persons, waste management, or Hazardous Material Activity (as defined below), and includes, without limitation, CERCLA, as amended (42 U.S.C. 9601 et seq.);  Solid Waste Disposal Act, as amended (42 U.S.C.
            1251  et seq.); Federal Water Pollution Control  Act,
          as  amended  (33 U.S.C. 7401 et seq.); Toxic Substances
          Control Act of 1976 (15 U.S.C. 2601 et seq.); OSHA as amended (29 U.S.C. 651 et seq.); Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 1101 et seq.); and any similar or implementing law, and all amendments, rules, regulations, guidance documents and publications promulgated thereunder.

          The term "Hazardous Material" shall mean any substance, material or waste (whether solid, liquid or otherwise), including, without limitation, asbestos, petroleum (including crude oil or any fraction thereof) and urea formaldehyde, which is defined, prohibited, controlled or regulated by any Environmental Law. "Hazardous Material Activity" shall mean any and all activity, event or occurrence involving a Hazardous Material, including, without limitation, the use, generation, storage or disposal (as those terms are defined in any Environmental Law) of any Hazardous Material.

     8.24 Conduct of Business Since December 31, 1998. Except as otherwise disclosed in Section 8.24 of the Disclosure
          Schedule, since December 31, 1998:

          (i) The business and affairs of the Business have been conducted and carried on in all material respects only in the ordinary course consistent with its past practices.

          (ii) Except for personal property purchased, sold or leased in the ordinary course of business consistent with its past practices, the Seaboard Entities have not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any material properties or assets used in the Business.

          (iii) There has been no increase or other change made in the rate or nature of the compensation, including wages, salaries, bonuses and benefits under employee benefit plans which has been paid, or will be paid or payable, by the Seaboard
                 Entities to any employee used in the Business, other than in the ordinary course consistent with past practice.

          (iv)   The  Seaboard  Entities  have  not  sustained   or
                 incurred any loss or damage (whether or not insured against) on account of fire, flood, earthquake, accident or other calamity which has materially interfered or affected, or may materially interfere with or affect, the Assets, the Seaboard Kentucky Assets or the Business.

          (v) There has been no material adverse change in or with respect to the financial condition, operations, management, rights, properties, assets, liabilities or results of operations of the Business, or its relationship with its employees, creditors, suppliers or others having business relationships with the Business.

          (vi) The Seaboard Entities have not, in connection with the Business, entered into any transaction, contract or commitment which, by reason of its size, nature or otherwise is not in the ordinary course of business.

          (vii) The Seaboard Entities have not, in connection with the Business, incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business consistent with past practices.

          (viii) The Seaboard Entities have not changed any method of accounting for, or valuing, inventory, prepaids, receivables or payables.

     8.25 Receivables. All Receivables (i) are reflected properly on the books and records of the Seaboard Entities, (ii) have arisen only from bona fide transactions in the ordinary course of the Business' business, (iii) are, to the knowledge of Seaboard, current and collectible, and (iv) to the knowledge of Seaboard, will be collected in accordance with their terms at their recorded amounts, in accordance with the Business' prior practices, as reflected in the Financial Statements. Any Receivables arising from foreign sales are secured by current and enforceable letters of credit.

     8.26 Tax Matters. Except for any Tax Returns where the amount of Tax (including interest and penalties) which would have been owing is not material, the Seaboard Entities have duly filed all federal, foreign, state, county and local Tax Returns required to be filed, and have paid in full all Taxes, interest, penalties, assessments or deficiencies shown to be due on such returns and reports. No claims for additional taxes are pending or, to the knowledge of Seaboard, threatened with respect thereto for any prior year which would affect the Business, the Assets, the Seaboard Kentucky Stock, or the transfer of the Business, the Assets, or the Seaboard Kentucky Stock to ConAgra, or the Seaboard Kentucky Assets.

          8.26.1 Affiliated Group. Seaboard Kentucky has been a member of Seaboard's affiliated group since August 29, 1988 (the date of its incorporation) and has filed consolidated federal Income Tax and state consolidated (or combined) Income Tax Returns with Seaboard and its other subsidiaries since such time. All state tax periods with respect to operations of Seaboard Kentucky prior to 1994 have closed and Seaboard Kentucky has no further liability for Taxes with respect to such periods. The federal audits of Seaboard's consolidated federal Income Tax Returns (which include Seaboard Kentucky) have been completed through 1993 and, to the extent such years are not closed, there are no issues peculiar to Seaboard Kentucky or which could result in liability to Seaboard in an amount which Seaboard does not have adequate resources to satisfy.

          8.26.2 Tax Return. Except for any Tax Returns where the amount of Tax (including interest and penalties) which would have been owing is not material, Seaboard has duly and accurately prepared and timely filed with all applicable Tax authorities all Tax Returns required by law to be filed on or before the Closing Date and paid or made adequate provision for the payment of, all Taxes due, or which have become due, whether by law or pursuant to any judgment, settlement, assessment, deficiency, notice, 30-day letter or similar notice received by any of them.

          8.26.3 Withholding. All monies required to be withheld by Seaboard Kentucky from its employees have been collected or withheld, and either paid to the respective Tax authorities or set aside by Seaboard for such purpose.

          8.26.4  Consent.   Seaboard Kentucky  has  not  filed  or
                  executed a consent to the application of Section 341(f) of the Code.

          8.26.5 Taxes Incurred in the Ordinary Course of Business. With respect to any period of time through the Closing Date for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Seaboard Kentucky has not incurred Tax liabilities material to the business or the operations of Seaboard Kentucky, other than normally recurring liabilities for
                  Taxes in the ordinary and regular course of its business and other than Taxes which will be incurred pursuant to the Section 338(h)(10) Joint Election..

          8.26.6 Waivers of Periods of Limitations and Pending Audits. No presently effective agreement extending the period for assessment or collection of any Taxes has been executed or filed by Seaboard Kentucky with any applicable state Tax authority, or with any federal Tax authority whereby there exists issues peculiar to Seaboard Kentucky or which could result in liability to Seaboard in an amount which Seaboard does not have adequate resources to satisfy.

          8.26.7 Pending or Threatened Tax Proceedings. Seaboard Kentucky is not a party to any pending claim, action, proceeding or examination, nor, to the knowledge of Seaboard, no claim, action, proceeding, examination, review, audit or investigation is being threatened or asserted by any governmental authority for assessment or collection of Taxes, except for examinations currently being conducted with respect to the consolidated federal Income Tax Returns of Seaboard and subsidiaries for the years ending
                  December 31, 1990 through December 31, 1996, none of which are peculiar to Seaboard Kentucky or which could result in liability to Seaboard in an amount which Seaboard does not have adequate resources to satisfy.

          8.26.8 Georgia and Kentucky Tax Incentives and Tax Abatements. Section 8.26.8 of the Disclosure Schedule accurately describes the projects that qualified for Seaboard Kentucky's anticipated Kentucky tax incentives together with Georgia incentives and abatements that ConAgra is entitled to by virtue of its assumption of the bonds, together with tax abatements, the nature and projected amounts of such anticipated benefits and the projected duration of such benefits. Except for final approval by the Kentucky Economic Development Finance Authority with respect to the current plant expansion at Seaboard Kentucky, no consent, approval, authorization or order of, or qualification with, any state, local or regulatory authority, court or other governmental body or agency is required to preserve Seaboard Kentucky's qualification or eligibility for such benefits in connection with the consummation by the Seaboard Entities of the transactions contemplated herein. ConAgra acknowledges that full realization of such benefits is dependent on satisfying after Closing the criteria set forth in the agreements related to the benefits, copies of which have been provided to ConAgra. Seaboard represents that it is unaware of any reason why Seaboard Kentucky's completed projects or projects-in-progress do not qualify for the benefits described on Section 8.26.8 of the Disclosure Schedule.

          8.26.9 None of the Seaboard Entities has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
                  Section 897(c)(1)(A)(ii).

          8.26.10 None of the Assets or the Seaboard Kentucky Assets is subject to a tax benefit transfer lease executed in accordance with
                  Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

          8.26.11 None of the Assets or the Seaboard Kentucky
                  Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          8.26.12 Seaboard   Kentucky  has  not   made   any
                  payments; it is not obligated to make any payments and it is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 162(m) or 280G (or cause Seaboard Kentucky to incur an obligation to reimburse a person for a tax imposed under Code Section 4999).

          8.26.13 Definitions.    For   purposes   of   this
                  Agreement, (i) the term "Tax" or "Taxes" shall include, without limitation, all taxes, charges, duties, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, license, payroll, withholding, franchise, duties, business occupation, transfer and recording taxes, estimates or installments in respect of any such taxes, fees and charges, imposed by the United States, or any state, local or foreign authority, government or subdivision or agency thereof whether computed on a consolidated, unitary, combined, separate or any other basis; and such term shall include any and all interest, penalties and additions to tax, as well as any statutory, contractual, primary or secondary liability for taxes (including, without limitation, any liability under Treas. Reg. 1.1502-6 or any state, local or foreign analog thereof); (ii) the term "Tax Return" shall mean any report, return or other document or information required by law to be supplied to a taxing authority in connection with Taxes;
                  (iii) the term "Income Taxes" shall mean all federal, state, local, foreign and other governmental Taxes imposed on or with respect to gross or net income or changes in stockholders' equity; and (iv) the term "Code" means the Internal Revenue Code of 1986, as amended.

     8.27 Year 2000 Compliance.

          (a) For the purposes hereof, the term "Year 2000 Compliant" shall mean that the applicable systems, processes, software (including, without limitation, the Developed Software), hardware and/or equipment are able to perform all of the following functions without human intervention:

                   handle date information before, during and after January 1,
                    2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

                   function accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;

                   respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and

                   store and provide output of date information in ways that
                    are unambiguous as to century.

          (b) All systems, processes, production equipment, software, hardware and equipment used in the Business and which are transferred to ConAgra pursuant to this Agreement are Year 2000 Compliant except as listed in Section 8.27 of the Disclosure Schedule and except where such nonperformance will not materially adversely effect operations at any Seaboard Subsidiaries' or Seaboard Kentucky's plant or facility or otherwise have a Material Adverse Effect.

          (c) The Seaboard Entities have made due inquiry to determine whether the systems, processes, production equipment, software, hardware and equipment used by the growers of the Business are Year 2000 Compliant and, based on such inquiry, Seaboard is not aware of any issues with respect to Year 2000 Compliance that is reasonably likely to have a Material Adverse Effect.

     8.28 Brokers and Finders.  Except as otherwise disclosed  in
          Section 8.28 of the Disclosure Schedule, the Seaboard Entities have not employed any investment banker, broker or finder, or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

     8.29 Capital Improvement Projects. Section 8.29 of the Disclosure Schedule describes the Business' current and planned capital improvement projects (the "Capital Improvement Projects"), the status thereof, including the work to be done and the remaining cost therefor, and the completion schedule (the "Completion Schedule") therefor. Section 8.29 of the Disclosure Schedule sets forth a listing of all contracts and agreements (including warranties) related to the Capital Improvement Projects, true and correct copies of which have been furnished to ConAgra. Seaboard has heretofore delivered to ConAgra true and correct copies of all plans and specifications related to the Capital Improvement Projects.

     8.30 Disclosure and Reliance. To Seaboard's knowledge, none of the information furnished or to be furnished by Seaboard or any of its representatives to ConAgra or any of its representatives in connection with this Agreement are false or misleading in any material respect or contain any material misstatement of fact or omit to state any material facts required to be stated to make the statements therein not misleading. The representations and warranties made herein are made by Seaboard with the knowledge and expectation that ConAgra is placing reliance thereon. For purposes of this Section 8, the terms "to Seaboard's knowledge", "to the knowledge of Seaboard" and all similar terms shall mean the knowledge of those Seaboard individuals set forth on Section 8.30 of the Disclosure Schedule.

     8.31 Chattanooga  Plan.   The following representations  and
          warranties apply with respect to the Chattanooga Plan:

          8.31.1 Seaboard has not incurred, nor has any event occurred which reasonably can be anticipated to
                  result   in  Seaboard  incurring  any  loss   in
                  connection  with  the  Chattanooga   Plan   with
                  respect to any time period prior to the Closing that could become, on or after the Closing Date, an obligation or liability of ConAgra or any of its affiliates.

          8.31.2 The Chattanooga Plan has been determined by the Internal Revenue Service to be qualified under
                  Section 401(a) of the Internal Revenue Code of 1986 ("Code") and each trust related thereto has been determined to be exempt from tax pursuant to Section 501(a) of the Code. No event has occurred that will or could subject the Chattanooga Plan to tax under Section 511 of the Code. No event has occurred since the date of such determinations, including effective changes in laws or modifications to the Chattanooga Plan, that would adversely affect such qualification or tax exempt status, other than the failure to make any required amendments, the time for adoption of which has not yet expired. Seaboard has delivered to ConAgra a true and complete copy of the most recent Internal Revenue Service determination letter with respect to the Chattanooga Plan.

          8.31.3 No " reportable event" as described in Section 4043 or 4063(a) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), as to which the thirty (30) day notice requirement has not been waived, has occurred.

          8.31.4 The Chattanooga Plan has at all times in all material respects been in compliance with and administered in accordance with the terms of the Chattanooga Plan, applicable provisions of ERISA, the Code, and all other applicable laws and agreements.

          8.31.5 All contributions required of Seaboard have been completely and timely made in compliance with all applicable laws or agreements, all contributions have been and are deductible for income tax purposes, and no such contributions or deductions have been challenged or disallowed by any government agency.

          8.31.6  All  reporting  and disclosure  requirements  of
                  ERISA and of the Code have been fully and completely satisfied in all material respects, and all material communications to employees or former employees made by or on behalf of Seaboard or any plan fiduciary or plan administrator  have  been  consistent  with  the
                  documents and actual operation of the Chattanooga Plan and no such communications have resulted in a material violation of the law.

          8.31.7 There are no pending or threatened material legal, governmental or other actions and no facts exist which could give rise to any such action against the Chattanooga Plan.

          8.31.8  The    documents   governing    the
                  Chattanooga Plan, including any collective bargaining agreements, as provided to ConAgra, fully and accurately describe all benefits and terms and conditions of eligibility for benefits under the Chattanooga Plan and no amendments or other modifications have been made or are required by applicable law or agreement to be made, in the terms and conditions of the Chattanooga Plan, other than any required amendments, the time for adoption of which has not expired.

          8.31.9 Neither Seaboard nor any other entity has filed a notice of intent to terminate the Chattanooga Plan, or adopted any amendment to treat any plan as terminated; the PBGC has not instituted proceedings to terminate the Chattanooga Plan; no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for termination of, or the appointment of, a trustee to administer the Chattanooga Plan; no accumulated funding deficiency, whether or not waived, exists with respect to the Chattanooga Plan; no condition has occurred or exists which by passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of the Chattanooga Plan; all required premium payments to the PBGC have been made when due with respect to the Chattanooga Plan; no excise taxes are payable under the Code or ERISA and no amendment to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made with respect to the Chattanooga Plan.

          8.31.10 All costs of the Chattanooga Plan subject to Title IV of ERISA have been provided for on a basis of consistent methods in accordance with sound actuarial assumptions and practices. As of the Closing Date the market value of the assets of the Chattanooga Plan exceed the present value of benefit liabilities thereunder when computed in accordance with the actuarial assumptions set forth in the most recent actuarial valuation of the Chattanooga Plan. Since the last valuation date of the Chattanooga Plan, there has been no amendment or change to the Chattanooga Plan that would increase the amounts of benefits thereunder.

          8.31.11 Seaboard has delivered to ConAgra  for
                  the Chattanooga Plan, copies of the Form PBGC-1 filed in the most recent Plan Year and the actuarial report as of the last valuation date. Such actuarial report fairly presents the financial condition and results of operation of the Chattanooga Plan as of such date, in accordance with generally accepted accounting principles.

     8.32 Articles   and   By-Laws.   Seaboard   has   previously
          furnished  to ConAgra, complete and correct  copies  of
          (a) the Articles of Incorporation of Seaboard Kentucky, as amended to the date furnished, and (b) the By-Laws of Seaboard Kentucky as in effect on the date furnished, certified by the Secretary of Seaboard Kentucky. Such Articles of Incorporation and By-Laws have not been further amended and are in full force and effect. Seaboard has also furnished to ConAgra a true and complete copy of Seaboard Kentucky's corporate minute book.

     8.33 Authorized Capital. Authorized capital stock of Seaboard Kentucky consists of 2,000 shares of common stock having no par value, of which 1,000 shares are issued and outstanding. Such shares are owned and held by Seaboard. All of such shares are duly authorized, validly issued, fully paid and nonassessable.

     8.34 No Options, Warrants, Rights.  Seaboard Kentucky
          does not have any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character obligating it to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase any shares of its capital stock. There are no agreements, arrangements or understandings with respect to the voting of the capital stock of Seaboard Kentucky on any matter or the transfer or assignment of the capital stock of Seaboard Kentucky.

     8.35 Title to Shares. Seaboard is the lawful and record owner of all of the Seaboard Kentucky Stock, free and clear of all Liens. Good title, free and clear of all Liens to all of Seaboard Kentucky Stock will pass to ConAgra at the Closing.

     8.36 No Subsidiaries; Officers and Directors. Seaboard Kentucky does not directly or indirectly control, nor has it ever directly or indirectly controlled, any corporation, partnership, joint venture or other business association. Section 8.36 of the Disclosure Schedule sets forth a list of all of Seaboard Kentucky's officers and directors.

     8.37 Title to Properties. Seaboard Kentucky has good and marketable title to all of its assets and properties reflected in its books and records as being owned, including the assets and properties reflected as being owned in the Financial Statements, free and clear of all Liens, other than the Permitted Liens (the "Seaboard Kentucky Assets").

     8.38 Employee Plans. For purposes of this Section 8.38, the term "Employee Plan" means any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a) to which Seaboard Kentucky is a party or by which it is bound; or (b) in the case of "pension plans" as defined in Section 3(2) of ERISA, with respect to which Seaboard Kentucky has made any payments or contributions during the five (5) years prior to Closing, and in the case of "welfare plans" as defined in Section 3(1) of ERISA, with respect to which Seaboard Kentucky makes any payments or contributions. All Employee Plans are set forth in Section 8.38 of the Disclosure Schedule. Except as otherwise disclosed in
          Section 8.38 of the Disclosure Schedule, no Employee Plan is a "pension plan" as defined in Section 3(2) of ERISA.

          Each Employee Plan with respect to Seaboard Kentucky has at all times complied, in all material respect, with all applicable requirements of ERISA, and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan. No lawsuits or material complaints to, or by, any person or government entity have been filed, are pending, or to Seaboard's knowledge, have been threatened with respect to any Employee Plan.

          Except as otherwise disclosed in Section 8.38 of the Disclosure Schedule, no Employee Plan is a pension plan qualified under Section 401(a) of the Internal Revenue
          Code ("Code").

          Seaboard Kentucky is not now, and never has been during the past five (5) year period, a participating employer in a multi-employer plan (as defined in Section 3(37) of ERISA).

          Except as listed in Section 8.38 of the Disclosure Schedule, Seaboard Kentucky is not a party to, nor is it obligated to make severance payments to any officer, director or employee of Seaboard Kentucky under any change of control agreement, golden parachutes, severance pay plans, or other similar agreements, whether written or oral.

     9.   Representations  and Warranties of  ConAgra.   ConAgra
represents and warrants to and with Seaboard as follows:

     9.1 Organization and Corporate Power. ConAgra is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own, operate and lease its properties and carry on its business as now being conducted and to enter into this Agreement and the Ancillary Documents to which it is a party.

     9.2 Corporate Authorization; Binding Effect. The execution, delivery and performance of this Agreement and the Ancillary Documents by ConAgra, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action on the part of ConAgra and constitute the legal, valid and binding obligations of ConAgra, each enforceable in accordance with its respective terms.

     9.3 No Government Authorization Required. Other than compliance with the HSR Act, no consent, approval, authorization or order of, or qualification with, any court, regulatory authority or other governmental body is required for the consummation by ConAgra of the transactions contemplated by this Agreement or the Ancillary Documents.

     9.4  Brokers  and  Finders.  ConAgra has  not  employed  any investment banker, broker or finder, or incurred any liability for any brokerage fees, commissions, or finder fees in connection with the transactions contemplated by this Agreement.

     10.  Covenants of Seaboard.

     10.1 Conduct of Business. During the period from the date hereof to the Closing Date, Seaboard covenants that the Business will be operated in the ordinary course consistent with past practice and that, in connection with the Business, it shall not without the prior written consent of ConAgra, which consent shall not be unreasonably withheld, delayed or conditioned:

          10.1.1 Enter into any agreement or incur any obligation other than in the normal course of business, or modify, amend or terminate any agreement except in the ordinary course of business, or enter into any agreement the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

          10.1.2 Enter into any feed ingredient contracts except in the ordinary course of business or into any commodity futures contracts, option contracts or similar agreements or otherwise take any future positions.

          10.1.3 Agree to become subject to any liability or obligation (absolute or contingent) except liabilities incurred or obligations under contracts entered into in the ordinary course of business.

          10.1.4 Enter into or terminate any lease of real or personal property.

          10.1.5 Sell, abandon or otherwise dispose of, or pledge, mortgage or otherwise encumber any of the Assets or Seaboard Kentucky Assets, other than the sale of Inventory or Seaboard Kentucky Inventory in the ordinary course of business, or make any commitment relating to any of the Assets or Seaboard Kentucky Assets other than in the ordinary course of business, or cancel or waive any claim or right of substantial value.

          10.1.6 Grant any severance or termination pay to, or enter into any employment or severance agreement with, any of the Seaboard Employees, except in connection with the termination (voluntary or involuntary) or resignation of such person on terms that are consistent with past practice.

          10.1.7 Commit a breach of, or default under, any contract, agreement, license or instrument to which it is a party or to which any of the Assets or Seaboard Kentucky Assets may be subject, or violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirement of any governmental body or court, relating to the Assets or Seaboard Kentucky Assets or the Business if such breach, default or violation is reasonably likely to result in a Material Adverse Effect.

          10.1.8 Increase or change the rate or nature of the compensation, including wages, salaries, bonuses and benefits under employee benefit plans which has been paid, or will be paid or payable, to any Seaboard Employee, other than in the ordinary course consistent with past practice.

          10.1.9   Fail   to   construct  the  Capital  Improvement
                   Projects   in  accordance  with  the  Completion
                   Schedule.

          10.1.10 Take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions set forth in Section 11 not being satisfied.

     10.2 Advise ConAgra of Changes. Seaboard agrees that from the date hereof until the Closing Date it will report generally to ConAgra regarding the operations of the Business and will give prompt notice to ConAgra in writing with respect to (i) any material changes or supplements required in the Disclosure Schedule in order to make the statements contained herein true and correct at the Closing Date; (ii) any notice of, or other communication relating to, a default or an event of default or an event which with lapse of time could become a default under any instrument or agreement to which any of the Seaboard Entities is a party in connection with any of the Business; (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any matter or event which, if it had occurred as of the date hereof, would constitute a material breach of the representations and warranties of Seaboard contained in this Agreement.

     10.3 Maintenance of Assets. Seaboard agrees that at all times after the date hereof and until the Closing Date it will:

           (i) Consistent with past practices, maintain the Assets and Seaboard Kentucky Assets in customary repair, order and condition, reasonable wear and use excepted.

           (ii) Operate the Business only in the usual, regular and ordinary course and use its best efforts to, and cause its officers, directors and employees to, and use its best efforts to cause the Seaboard Subsidiaries and Seaboard Kentucky and their officers, directors and employees to (i) preserve intact the Business, (ii) keep available the services of the Seaboard Employees, (iii) preserve the Business' business relationships and preserve the Business' relationships with customers, suppliers, distributors, growers and others having business dealing with the Business, all to the end that the Business' goodwill and ongoing business shall be unimpaired at the Closing Date.

     10.4 Access. From the date hereof until the Closing, Seaboard shall grant to ConAgra and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Business; provided, however, that such access does not unreasonably interfere with the normal operations of the Business; and provided further, that all requests for access shall be directed to such person as Seaboard may designate from time to time.

     10.5 No Solicitation. Unless and until this Agreement is terminated pursuant to Section 13, Seaboard agrees (a) that neither it nor any of its subsidiaries shall, and each of them shall cause its respective officers, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to any merger, consolidation or other business combination involving the Business or the acquisition of all or any substantial part of the Assets and/or Seaboard Kentucky Assets or capital stock of the Seaboard Subsidiaries and/or Seaboard Kentucky Stock (an "Acquisition Transaction") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Transaction, or otherwise facilitate any effort or attempt to make or implement an Acquisition Transaction; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 10.5; and (c) that it will notify ConAgra immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it and, to the extent legally permitted to do so, promptly communicate to ConAgra the substance of any of the foregoing.

     10.6 Seaboard Farms Name. From and after the Closing, neither Seaboard nor the Seaboard Subsidiaries shall use, and neither Seaboard nor the Seaboard Subsidiaries shall allow any third party to use, (i) the name
           "Seaboard Farms" on any poultry product or in the production, processing and/or sale of poultry provided that Seaboard may use the "Seaboard Farms" name for Permitted Activities (as defined in Section 16(b), whether during, or after, the Non-compete Period, or
           (ii) the name "Seaboard", or any derivations thereof, in the sale or marketing of poultry (other than the identification of Seaboard Corporation as the parent entity of the business conducting such sales or marketing) or as a trademark or brand name on poultry, provided that Seaboard may use the "Seaboard" name for such Permitted Activities whether during, or after, the Non-Compete Period.

     10.7 Credit Supports. Seaboard agrees to maintain in place after Closing those letters of credit, guarantees, performance bonds and other credit support facilities described on Exhibit 10.7, except to the extent prior to Closing ConAgra notifies Seaboard otherwise (such continuing letters of credit, guarantees, performance bonds and other credit support facilities collectively referred to as the "Credit Facilities"), provided, however, Seaboard shall only be obligated to maintain the Credit Facilities in place for sixty (60) days after the Closing. ConAgra shall reimburse Seaboard and the Seaboard Subsidiaries for all out-of-pocket costs and expenses required to be made by Seaboard and the Seaboard Subsidiaries in maintaining the Credit Facilities. ConAgra shall indemnify and hold Seaboard and the Seaboard Subsidiaries harmless with respect to claims made under the Credit Facilities after Closing for events occurring after Closing.

     10.8 Capital Improvement Projects. The Seaboard Entities will continue to construct the Capital Improvement Projects diligently in the ordinary course until the Closing Date in accordance with and pursuant to the plans, specifications and construction contracts Seaboard has provided to ConAgra. From and after the Closing Date, Seaboard will complete the Capital Improvement Projects (to the extent not otherwise completed as of that date) diligently in the ordinary course in accordance with and pursuant to the plans, specifications and construction contracts Seaboard has provided to ConAgra. Seaboard shall be solely responsible for the payment of all costs and expenses incurred by Seaboard hereunder to complete the Capital Improvement Projects (to the extent not otherwise paid as of the Closing Date or accrued on the Settlement Statement), as well as all costs and expenses necessary for the Capital Improvement Projects to be operated in accordance with and pursuant to the plans, specifications and construction contracts Seaboard has provided to ConAgra.

     10.9 Intercompany Accounts. All intercompany accounts existing between Seaboard and any of its subsidiaries and Seaboard Kentucky shall be settled prior to Closing.

     10.10 Undertakings. After the date hereof, Seaboard will address, investigate and undertake to remedy, the matters set forth on Exhibit 10.10.

     11.   Conditions Precedent to Obligations of  ConAgra.   The
obligation of ConAgra to consummate the transactions contemplated herein is subject to the satisfaction, at or prior to the Closing
Date, of all of the following conditions:

     11.1 Accuracy of Representations and Warranties. The representations and warranties of Seaboard contained in this Agreement shall have been true in all respects when made and, in addition, subject to representations and warranties made as of a specific date, which need only be true in all material respects as of such specific date, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     11.2 Performance of Agreements. Seaboard shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

     11.3 Absence of Material Adverse Change. There shall have been no material adverse change in the results of operations or financial condition of the Business during the period from the date hereof to and including the Closing Date.

     11.4 Certificate. At the Closing, Seaboard shall have delivered to ConAgra a certificate, dated the Closing
           Date and signed by Seaboard, stating that it has fulfilled the obligations set forth in Sections 11.1,
           11.2 and 11.3.

     11.5 Absence of Injunction. There shall be pending no temporary or permanent injunction or order from any court or government body or authority prohibiting, restraining or making unlawful the consummation of the transactions contemplated by this Agreement or materially limiting the ability of ConAgra to operate the Business.

     11.6  HSR.   All waiting periods under the HSR Act shall have
           expired or been terminated.

     11.7  Consents.    Seaboard  shall  have   received   written
           consents to the assignment of those Assumed Agreements listed on Exhibit 11.7.

     12.   Conditions Precedent to Obligations of Seaboard.   The
obligation   of   Seaboard   to   consummate   the   transactions
contemplated herein is subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions:

     12.1 Accuracy of Representations and Warranties. The representations and warranties of ConAgra contained in this Agreement shall have been true in all material respects when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

     12.2 Performance of Agreements. ConAgra shall have performed in all material respects all obligations and agreements, and shall have complied in all material respects with all covenants contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.

     12.3 Certificate. At the Closing, ConAgra shall have delivered to Seaboard a certificate, dated the Closing Date and signed by ConAgra, stating that ConAgra has fulfilled the obligations set forth in Sections 12.1 and 12.2.

     12.4 Absence of Injunction. There shall be pending no temporary or permanent injunction or order from any court or government body or authority prohibiting, restraining or making unlawful the transactions contemplated by this Agreement on the Closing Date.

     12.5  HSR.   All waiting periods under the HSR Act shall have
           expired or been terminated.

     13.   Termination.   The transactions contemplated  by  this
Agreement may be terminated on or before the Closing Date as follows:

     13.1 Mutual Agreement. By mutual written agreement of each of the parties hereto.

     13.2 Court Order. By ConAgra or Seaboard if any court of competent jurisdiction shall have issued a permanent order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order shall have become final and nonappealable.

     13.3 Conditions to Close. By ConAgra or Seaboard if any condition precedent to its obligation to close has not occurred, unless the party seeking to terminate has failed to observe any covenant, agreement or condition precedent to be observed or performed by such party or before the Closing Date.

     13.4 Failure to Close. After January 31, 2000, by either the Seaboard or ConAgra if the Closing has not occurred for any reason other than a breach of this Agreement by the terminating party.

     13.5 Effect of Termination. In the event this Agreement is terminated pursuant to the provisions of Section 13 hereof, except as set forth below, this Agreement shall forthwith become wholly void and of no force and effect and there shall be no liability on the part of the parties hereto. If for any reason on the Closing Date there has been non-fulfillment of any undertaking by or condition precedent for any party not waived in writing by the party in whose favor such undertaking or condition runs, the party in whose favor such undertaking or condition runs may refuse to consummate the transactions contemplated by this Agreement without any liability or obligation on its part whatsoever. In the event of any non-fulfillment of an undertaking by ConAgra or by Seaboard, the non-defaulting party shall be entitled to specifically enforce this Agreement, and the refusal by ConAgra or by Seaboard to consummate the transactions hereby contemplated because of non-fulfillment by the other party shall not constitute an election of remedies by ConAgra or by Seaboard and ConAgra or Seaboard may pursue whatever legal rights and remedies they may have at law or in equity (including, without limitation, specific performance) by reason of such non-fulfillment or failure by ConAgra or Seaboard. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated pursuant to the provisions of Section 13 hereof, the Confidentiality Agreement (the "Confidentiality Agreement"), dated as of September 8, 1999, between Seaboard and ConAgra shall continue in full force and effect in accordance with its terms.

     14.   Indemnity.

     14.1 Indemnification of ConAgra and Seaboard Kentucky by Seaboard. Seaboard shall, and hereby agrees to, indemnify and hold ConAgra and Seaboard Kentucky harmless against and in respect of:

           14.1.1 All debts, liabilities and obligations of the Business, including Seaboard Kentucky, of any nature, whether accrued, absolute, contingent, or known or unknown on the Closing Date, existing or arising on or resulting from events which occurred or failed to occur on or before the Closing Date (including, without limitation, all litigation matters involving or affecting the Business (other than workers' compensation), whether or not disclosed in the Disclosure Schedule), to the extent not specifically assumed by ConAgra hereunder, and except for Seaboard Kentucky's liabilities under the Assumed Agreements which accrue from and after the Closing Date, the Payables and the liabilities under Section 7 above with respect to employee matters;

           14.1.2 Any claim, action, loss, damage or cost relating to or arising by reason of (i) the presence, or any governmental or third party requirements relating to the disposal or arranging for disposal (on-site or off-site), or the release or threatened release on or prior to the Closing Date, of any Hazardous Material in, on, to, under, upon or from any of the Assets or Seaboard Kentucky Assets in violation of any applicable Environmental Laws or which require remediation under applicable Environmental Laws, or in, on, to, under, upon or from the Property or any portion thereof upon which the Assets or Seaboard Kentucky Assets are, or have been, located in violation of any applicable Environmental Laws or which require remediation under applicable Environmental Laws, or (ii) any violation or operation of any applicable Environmental Law which occurs on or prior to the Closing Date in, on, under, upon or from any of the Assets or Seaboard Kentucky Assets, or in, on, to, under, upon or from the Property or any part thereof upon which the Assets or Seaboard Kentucky Assets are or have been located or which otherwise apply to the activities at the Assets or Seaboard Kentucky Assets;

           14.1.3 Any  liability,  loss,  claim,  damage   or
                  deficiency resulting from any misrepresentation or breach of warranty on the part of Seaboard under this Agreement or under any certificate furnished to ConAgra pursuant to Section 11.4 hereof;

           14.1.4 Any  liability,  loss,  claim,  damage   or
                  deficiency  resulting  from  any  breach  of   any
                  agreement on the part of Seaboard under this Agreement;

           14.1.5 All   other  actions,  suits,  proceedings,
                  demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, attorneys' fees and other out-of-pocket expenses.

           The claims, liabilities, obligations, losses, costs, expenses and damages of ConAgra described in this
           Section 14.1 as to which ConAgra is entitled to indemnification hereunder are hereinafter collectively referred to as "ConAgra Losses."

     14.2 Indemnification of Seaboard by ConAgra. ConAgra shall indemnify and hold each of Seaboard and the Seaboard Subsidiaries harmless against and in respect of:

           14.2.1 All liabilities and obligations of the Seaboard Entities which are assumed by ConAgra pursuant to the terms of this Agreement;

           14.2.2 Any  liability,  loss,  claim,  damage   or
                  deficiency resulting from any misrepresentation or warranty on the part of ConAgra under this Agreement or any certificate furnished Seaboard pursuant to Section 12.3 hereof;

           14.2.3 Any   liability,  loss,  claim  damage   or
                  deficiency  resulting  from  any  breach  of   any
                  agreement on the part of ConAgra under this Agreement;

           14.2.4 All   other  actions,  suits,  proceedings,
                  demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, attorneys' fees and other out-of-pocket expenses.

           The claims, liabilities, obligations, losses, costs, expenses and damages of the Seaboard Subsidiaries described in this Section 14.2 as to which Seaboard and the Seaboard Subsidiaries are entitled to indemnification hereunder are hereinafter collectively referred to as "Seaboard Losses."

     14.3 Notice of Claims. The party seeking indemnification (the "Indemnified Party") agrees to give the indemnifying party (the "Indemnifying Party") notice of any and all claims for which indemnification is or may be sought under this Section 14. Such notice shall be given within a reasonable time after the Indemnified Party obtains knowledge of such claim. Failure to give such notice shall not abrogate or diminish the Indemnifying Party's obligation under this Section 14 if the Indemnifying Party has or receives knowledge of the existence of any such claim by any other means or if such failure does not prejudice the Indemnifying Party's ability to defend such claim.

     14.4 Defense of Claim. In any third party litigation, administrative proceeding, negotiation or arbitration for which indemnification is sought under this
           Section 14, the Indemnifying Party shall have the right to select legal counsel to represent the Indemnified Party (provided that such counsel is reasonably satisfactory to the Indemnified Party) and to otherwise control such litigation, proceedings, negotiations and arbitration. If the Indemnifying Party elects to control such litigation, proceeding, negotiation or arbitration, the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense. If the Indemnifying Party shall, within a reasonable time after notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf, for the account, and at the risk of the Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party (including, without limitation, any federal or state tax proceeding) then the Indemnified Party shall make available all information and assistance as the Indemnifying Party may reasonably request, at the Indemnifying Party's expense.

     14.5 Claims Period. Except as set forth below, all representations, warranties, covenants and agreements contained herein shall survive the Closing. For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party, which period shall (i) begin on the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Section 13 (the "Commencement Date"), and (iii) terminate as follows:

           (a)  with  respect to ConAgra Losses (i)  arising
                under Section 14.1.3 as a result of a breach or inaccuracy of any representation or warranty contained in the last sentence of Section 8.2, the first sentence of Section 8.8, the last sentence of Section 8.16, Section 8.26, Section 8.35 or
                Section   8.37,  or  arising  under  Section   23,
                Section 14.1.1, Section 14.1.4 or, to the extent based upon a matter covered by the foregoing Sections, Section 14.1.5, the Claims Period shall survive the Closing Date without limitation, and
                (ii) arising under Section 14.1.3 as a result of a breach or inaccuracy of any representation or warranty contained in Section 8.3, Section 8.5,
                Section 8.22 or Section 8.23 hereof, or arising under Section 14.1.2 or, to the extent based upon a matter covered by the foregoing Sections,
                Section 14.1.5, the Claims Period shall continue until the fifth anniversary of the Commencement Date (all such matters referred to in (i) and (ii) above are collectively, the "Seaboard Surviving Matters");

           (b)  with  respect  to all other  ConAgra  Losses
                arising  under  14.1.3, the  Claims  Period  shall
                terminate  on  the  second  anniversary   of   the
                Commencement Date;

           (c)  with respect to Seaboard Losses (i)  arising
                under Section 14.2.3, or to the extent based upon a matter covered by the foregoing Section,
                Section 14.2.4, the Claims Period shall survive the Closing Date without limitation, and (ii) arising under Sections 14.2.2 as a result of a breach or inaccuracy of any representation or warranty contained in Section 9.2 hereof, Section 14.2.1, or to the extent based upon a matter covered by the foregoing Sections, Section 14.2.4, the Claims Period shall terminate on the fifth anniversary of the Commencement Date; and

           (d)  with  respect to all other  Seaboard  Losses
                arising  under  14.2.2, the  Claims  Period  shall
                terminate  on  the  second  anniversary   of   the
                Commencement Date.

           Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

     14.6 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement,

           (a) Seaboard shall only be liable for ConAgra Losses arising hereunder to the extent that any such ConAgra Losses exceed in the aggregate, Four Million Dollars ($4,000,000) (the "Basket Amount") and such liability shall be only for amounts, which, in the aggregate, are in excess of the
                Basket Amount; provided, however, that ConAgra Losses arising under or pursuant to any Seaboard Surviving Matters or any matter constituting fraud, intentional misrepresentation or criminal activity under applicable law by Seaboard Entities shall not be subject to the Basket Amount and there shall be no "threshold amount" on the indemnification obligations of Seaboard with respect to such ConAgra Losses; and

           (b) Seaboard aggregate liability for all ConAgra Losses, and ConAgra aggregate liability for all Seaboard Losses, shall not exceed an amount equal to one-half (1/2) of the Purchase Price (the "Maximum Amount"); provided however, that ConAgra Losses arising under or pursuant to the last sentence of Section 8.16, Section 8.26, Section 23 and matters constituting fraud, intentional misrepresentation or criminal activity under applicable law by Seaboard or the Seaboard Subsidiaries, shall not be subject to the Maximum Amount.

           (c) With respect to any claim hereunder by ConAgra involving a defect in Seaboard's or the Seaboard Subsidiaries' title to any parcel of real estate included in the Assets or Seaboard Kentucky's title to any parcel of real estate owned by it on the Closing Date, ConAgra agrees to first file and pursue a claim against Lawyers Title Insurance Company under the applicable title insurance policy obtained by ConAgra hereunder and to file and pursue a claim against Seaboard only to the extent such claim is not covered under such title insurance policy. In addition, notwithstanding anything in this Agreement to the contrary, any claim hereunder by ConAgra involving a defect in the Seaboard Entities' title to any parcel of real estate shall be based upon, and limited to, the title representation and covenants made to ConAgra in the Deeds delivered by Seaboard and the Seaboard Subsidiaries pursuant to Section
                6.2.1 hereof, if transferred by Deeds, or under the Agreement if not transferred by Deeds.

     14.7 No Representations. ConAgra acknowledges and agrees that, except as expressly provided in Section 8 hereof, Seaboard makes no representation or warranty whatsoever to ConAgra. Seaboard acknowledges and agrees that, except as expressly provided in Section 9 hereof, ConAgra makes no representation or warranty whatsoever to Seaboard.

     14.8 Exclusive Remedy. Except as set forth below, the sole and exclusive remedy of ConAgra with respect to ConAgra Losses shall be to seek indemnification or equitable relief  under  this  Agreement in accordance  with  the
           terms hereof. Except as set forth below, the sole and exclusive remedy of Seaboard and the Seaboard Subsidiaries with respect to Seaboard Losses shall be to seek indemnification or equitable relief under this Agreement in accordance with the terms hereof. Notwithstanding the foregoing, neither ConAgra, Seaboard nor the Seaboard Subsidiaries waive their respective rights or remedies under CERCLA or other similar state, federal or local laws.

     14.9 Inventory Value. In the event the parties decrease the value of any item or items of Inventory on the Settlement Statement, due to merchantability, salability or any other reason, ConAgra shall not have the right to also submit a claim under this Section 14 with respect to the value of the Inventory to the extent of such decrease reflected on the Settlement Statement.

     15. Non-Interference Agreement. Seaboard covenants and agrees that for a period of three (3) years following the Closing, neither Seaboard nor any Affiliate (as defined herein) of Seaboard will, directly or indirectly, for whatever reason, whether for its own account or for the account of any other person, firm, corporation or other organization: (i) knowingly interfere with any of the Business' existing or future contracts or relationships with any officer, director or any independent contractor whether the person is employed by or associated with the Business on the Closing Date or at any time thereafter; (ii) knowingly interfere with the continuance of supplies or raw materials to the Business (or the terms relating to such supplies), from any suppliers or growers who have been supplying goods, materials or services to the Business; (iii) knowingly interfere with any of the Business' existing or future contracts or relationships with any independent contractor, customer, grower, client or consultant of the Business, or any person who is a bona fide or prospective independent contractor, customer, client or consultant thereof; or (iv) knowingly interfere with any existing or proposed contract between the Business and any other party whatsoever. In addition, for a period of two (2) years following the Closing, neither Seaboard nor any Affiliate of Seaboard will hire, or solicit for employment, any Seaboard Employee (other than through public solicitation). Seaboard agrees that it will not disparage the Business, the products and services offered by the Business, or ConAgra's ownership and operation of the Business.

     For purposes of this Agreement, "Affiliate" shall mean any corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or other entity, more than fifty percent (50%) of the equity interests of which are owned, directly or indirectly by Seaboard.

     16.   Non-Competition Agreement.

     16.1 Restrictions. In order to further induce ConAgra to enter into this Agreement and consummate the transactions contemplated hereunder, Seaboard agrees that from and after the Closing Date and for a period of five (5) years thereafter (the "Noncompete Period"), neither it nor any of its Affiliates shall, within the Trade Area (as defined below) associate in any capacity whatsoever, whether as a promoter, owner, officer, director, employee, partner, lessee, lessor, lender, agent, consultant, broker, commission salesman or otherwise, in any business engaged in the processing, manufacturing, sale or distribution of poultry products (the "Business Activity"). If Seaboard fails to keep and perform every covenant of Sections 15 or 16, ConAgra shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies, which ConAgra may have. If any portion of Sections 15 or 16 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of Sections 15 or
           16. If any court in which ConAgra seeks to have the provisions of Sections 15 or 16 specifically enforced determines that the activities, time or geographic area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographic area and shall specifically enforce this Section 15 or 16, as the case may be, for such activity, time and geographic area. The covenants on the part of Seaboard under Sections 15 and 16 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by Seaboard against ConAgra or any corporation affiliated with ConAgra, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by ConAgra of said covenants. For purposes of this Section 16, "Trade Area" shall mean United States, Canada, Mexico, Russia, Japan, Hong Kong/China and Eastern Europe.

     16.2  Permitted  Activities.  Notwithstanding the  foregoing,
           (i) Seaboard shall be allowed to undertake operations in the Business Activity so long as annual revenues of Seaboard from the Business Activity do not exceed Ten Million Dollars ($10,000,000) per year and (ii) Business Activity shall specifically exclude the production, sale or distribution of hot dogs, sausages and lunch meats, notwithstanding the fact that such items contain poultry. The activities permitted in this Section 16.2 are herein called the "Permitted
           Activities". Seaboard agrees during the Noncompete Period to provide ConAgra full access to all relevant books and records of Seaboard relating to its conduct of the Business Activity in order for ConAgra to verify Seaboard's ongoing compliance with the provisions of this Section 16.

     17. Covenant Not to Disclose. Seaboard agrees that as the owner of the Business, the Seaboard Entities possess certain data and knowledge of operations of the Business which are proprietary in nature and confidential, including, without limitation, certain trade secrets. Seaboard covenants and agrees that neither it nor any of its Affiliates will, at any time after the Closing, reveal, divulge or make known to any person (other than ConAgra) or use for its own account or for the account of any person, firm, corporation or other organization, any confidential or proprietary manufacturing method, record, data, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business by the Business, or any other confidential or proprietary information whatsoever relating to the Business or ConAgra or its affiliates, whether or not obtained with the knowledge and permission of ConAgra or its affiliates. Seaboard further covenants and agrees that neither it nor any of its Affiliates shall divulge any such confidential or proprietary information which it may acquire during any transition period in which it assists or consults with ConAgra or its affiliates to facilitate the transfer and the continued success of the Business. Notwithstanding the foregoing, it is understood that the foregoing provisions shall apply only to confidential or proprietary information which relates exclusively to the Business and not to information which is otherwise used in connection with Seaboard's other operations. In addition, notwithstanding the foregoing, it shall not be a violation of the covenant set forth in this Section 17 for Seaboard to disclose information if required to do so by court order or if any information disclosed by Seaboard is in the public domain other than as a result of conduct by Seaboard which constitutes the breach of a confidentiality obligation to ConAgra.

     18.   Reasonable Best Efforts.

     18.1 Subject to the terms and conditions herein provided and applicable legal requirement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Sections 11 and 12 are satisfied and to consummate and make effective the transactions contemplated by this Agreement; provided, however, that Seaboard shall not, without ConAgra's prior written consent, and ConAgra shall not be required to, divest or hold separate or otherwise take or commit to take any other similar action with respect to any assets, businesses or product lines of the Business or otherwise take action that could reasonably be expected to have a Material Adverse Effect.

     18.2 Subject to Section 18.1 hereof, each of the parties shall use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to (any of the foregoing being a "Consent") of any governmental entity or any other person required in connection with, and waivers of any violations, defaults or breaches that may be caused by, the consummation of the transactions contemplated by this Agreement. Neither Seaboard nor ConAgra shall be required to make any payments to any party to obtain any such consents, waivers, approvals and authorizations (other than the filing fee to be paid by ConAgra under the HSR Act and other than fees and expenses incurred to comply with the HSR Act).

     18.3 Each party hereto shall promptly inform the other of any material communication from the United States Federal Trade Commission, the United States Department of Justice, or any other governmental entity regarding any of the transactions contemplated by this Agreement. If any party hereto or any affiliate thereof receives a request for additional information or documentary material from any such governmental entity with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     18.4 Without limiting the generality of the foregoing and subject to Section 18.1 hereof, ConAgra and Seaboard will use their respective reasonable best efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby, including, without limitation, making all filings with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") required in connection therewith and responding as promptly as practicable to all inquiries received from the DOJ or the FTC for additional information or documentation. ConAgra and Seaboard shall furnish to each other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. ConAgra and Seaboard shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ.

     19. Waiver of Bulk Sales Compliance. The parties hereto waive compliance with the provisions of any applicable bulk sales laws in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing herein shall estop or prevent either ConAgra or Seaboard from asserting, as a bar or defense to any action or proceeding brought under any applicable bulk sales law, that such law is not applicable to the transactions contemplated by this Agreement.

     20.   Prorations.  The parties hereto understand and  agree
that all utility accounts will be read, determined and/or prorated as of the Closing Date based on average daily usage during the service month immediately preceding the Closing Date. In addition, all rent and other charges due under the leases and contracts described in Section 1.7 hereof shall be prorated to the Closing Date. All real estate and personal property taxes which are assessed for the calendar year 2000 shall be prorated to the Closing Date, and all prior taxes shall be paid by Seaboard. Notwithstanding the foregoing, to the extent any liability is accrued on the Settlement Statement, such liability shall be paid by ConAgra.

     21. Public Announcements. ConAgra and Seaboard shall consult with each other before issuing any press releases with respect to the transactions contemplated by this Agreement and shall not issue any such press release prior to such consultation and without the approval of the other (which approval shall not be unreasonably withheld), except as may be required by applicable law or obligations pursuant to any listing agreement with any national securities exchange. The parties shall cooperate to the extent practicable with respect to other public statements (including employee, customer and grower announcements) made in connection with the transactions contemplated herein, including the timing and contents thereof.

     22. Expenses. Each party hereto shall pay its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated herein; provided, however, that (i) Seaboard and ConAgra shall each pay one-half of any sales, use and gross receipts taxes incurred in connection with the transfer of the Assets ("Sales Taxes"), one-half of the commitment fees and premiums for the title insurance policies for the Real Estate (the "Title Insurance Fees"), one-half of the fees and expenses of Rindt-McDuff Associates, Inc. (the "Environmental Fees") incurred in connection with performing environmental studies with respect to the Property, and one-half of all real estate transfer fees or stamp taxes payable in connection with the conveyance of the Real Estate to ConAgra ("Real Estate Transfer Taxes"); and
(ii) ConAgra shall pay the HSR filing fee and the fees and expenses of any surveys obtained with respect to the Property.

     23.  Tax Covenants.

     23.1 Transfer Taxes.  All non-Income Tax ("Transfer  Taxes")
          imposed on or in connection with the sale of the Assets, the Seaboard Kentucky Stock, or the deemed or actual sale of the Seaboard Kentucky Assets shall be paid as provided in Section 22 and Section 6.2.14 above.

     23.2 Tax  Sharing  Agreements.  Any  tax  sharing  or  other allocation agreement with respect to Taxes to which Seaboard Kentucky is a party is hereby terminated as of the Closing Date and shall have no further effect for any taxable period. This Section 23 and Section 8.26 above shall control all of the parties' respective obligations for Taxes affecting the Business, the Assets, and Seaboard Kentucky and supersedes any and all prior agreements, contracts or understandings regarding Seaboard Kentucky's Taxes.

     23.3 Section 338(h)(10) Joint Election and Tax Returns.

          23.3.1 Section 338(h)(10) Joint Election. ConAgra and Seaboard each agree that they will make elections or join in making elections under
                  Section 338(g) and Section 338(h)(10) of the Code, to treat the sale of the Seaboard Kentucky Stock as a sale of all of the assets of Seaboard Kentucky and all of the assets of each of its subsidiaries, if any, (collectively, a "Section 338(h)(10) Joint Election") for federal Income Tax purposes and an election under the statutes of such states as permit an equivalent election to treat the sale of the Seaboard Kentucky Stock as a sale of all of its assets (and as the sale of the assets of its subsidiaries, if any) as provided by such states' applicable laws for the state Income Tax purposes. The parties agree that the Purchase Price and the Payables (plus other relevant items) shall be allocated to the Assets and the Seaboard Kentucky Assets in accordance with Exhibit 3.4 hereto. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with
                  Exhibit 3.4 for federal and state Income Tax purposes. If required, the parties shall exchange mutually acceptable IRS Forms 8594 (or equivalent federal and state forms) reflecting such allocations which shall be filed with the IRS and any applicable state or local tax authority. Seaboard shall pay all Income Taxes incurred in connection with the
                  Section 338(h)(10) Joint Election (or its state equivalent) described in this Section 23.3.1 and will indemnify ConAgra, Seaboard Kentucky and their subsidiaries against any failure by Seaboard or the Seaboard Subsidiaries to pay such Taxes. The parties agree to take all reasonable actions necessary to effect any
                  Section 338(h)(10) Joint Election, including, without limitation, the timely filing of IRS Form 8023-A or state equivalent.

           23.3.2 Income Tax Returns. ConAgra shall cause Seaboard Kentucky to consent to join, for all Tax periods of Seaboard Kentucky ending on or before the Closing Date (the "Pre-Closing Period") for which Seaboard Kentucky is eligible to do so, with Seaboard and the Seaboard Subsidiaries in any consolidated or combined federal, state or local Income Tax Returns. Seaboard shall cause to be prepared and timely filed any and all consolidated or combined federal, state or local Income Tax Returns as well as any separate federal, state, local or federal Income Tax Returns for Seaboard Kentucky and the Seaboard Subsidiaries for all Tax periods of Seaboard and the
                  Seaboard Subsidiaries for the Pre-Closing Period. ConAgra shall cause to be prepared and timely filed any and all Income Tax Returns for Tax periods of Seaboard Kentucky ending after the Closing Date. The parties agree to cooperate with each other and each other's affiliates in the preparation of the portions of such returns pertaining to Seaboard Kentucky and/or its subsidiaries, if any. For state
                  Income Tax purposes, the parties acknowledge and agree that all state Income Tax Returns shall be filed on the basis that the applicable state equivalent of the Section 338(h)(10) Joint Election terminated the Tax period of Seaboard Kentucky and its subsidiaries, if any, as of the Closing Date. The parties agree to cooperate with each other and each other's affiliates in the preparation of the portions of the returns pertaining to Seaboard Kentucky and/or its subsidiaries. The parties shall be entitled to utilize the services of the personnel who would have been responsible for preparing such returns as they relate to
                  Seaboard Kentucky and/or its subsidiaries, to the extent reasonably necessary in preparing said returns on a timely basis. The parties shall also provide each other with full access to applicable records to enable the preparation of said returns. Seaboard shall pay on a timely basis all Income Taxes in respect to the Pre-Closing Period shown as due on such returns. The parties shall make available to each other copies of the portions of such returns relating to Seaboard Kentucky and/or its subsidiaries, if any, for taxable years ending before or including the Closing Date.

           23.3.3 Non-Income Tax Returns. Seaboard shall cause to be prepared and timely filed all non-Income Tax Returns of Seaboard Kentucky and its
                  subsidiaries, if any, for all Tax periods ending on or before the Pre-Closing Period. ConAgra shall cause Seaboard Kentucky and its subsidiaries, if any, to prepare and timely file all non-Income Tax Returns for all Tax periods ending after the Closing Date. The parties agree to cooperate with each other and their affiliates in the preparation of such non-Income Tax Returns. The parties shall be
                  entitled   to  utilize  the  services   of   the
                  personnel who would have been responsible for preparing such returns to the extent reasonably necessary in preparing said returns on a timely basis. The parties shall also provide each other with full access to applicable records to enable the preparation of such returns. Seaboard shall pay on a timely basis all non-Income Taxes for all time periods through the Pre-Closing Period as shown as due on such returns. ConAgra shall cause Seaboard Kentucky and its subsidiaries, if any, to pay all non-Income Taxes to which such non-Income Tax Returns relate for all time periods after the Closing Date (the "Post-Closing Periods"). The parties shall make available to each other copies of non-Income Tax Returns of Seaboard Kentucky and its subsidiaries, if any, covering Tax periods ending before or including the Closing Date.

           23.3.4 Allocations. Seaboard shall include the income and deductions of Seaboard Kentucky and its subsidiaries, if any (including any deferred income triggered into income by Treas. Reg. 1.1502-13 and Treas. Reg. 1.1502-19, or
                  equivalent provisions of state or local law) on Seaboard's consolidated or combined federal, state or local Income Tax Returns for the Pre-Closing Period and shall pay any Taxes attributable thereto. In any case where any Tax Return covers a Tax period beginning before and ending after the Closing Date, then, for all purposes of this Section 23 (including, without limitation, Sections 23.3, 23.4, 23.5 and 23.6) the amount of Taxes allocable between Seaboard on one hand, and ConAgra, Seaboard Kentucky and its subsidiaries, if any, on the other hand, shall be determined by closing the books of Seaboard Kentucky and its subsidiaries as of and including the Closing Date. If the allocation of an item of income, deduction or credit cannot be specifically allocated based on such closing of the books, such item shall be allocated ratably on a daily basis. In case of the Taxes attributable to the Pre-Closing Period, Seaboard and the Seaboard Subsidiaries shall be liable for such Taxes. In the case of Taxes attributable to Post-Closing Periods, ConAgra and Seaboard Kentucky shall be liable for such Taxes.

     23.4  Allocation of Income Tax Benefits.

           23.4.1 If   any  adjustments  shall  be  made  to   any
                  federal, state, local, or foreign Income Tax returns relating to Seaboard Kentucky, its subsidiaries, if any, Seaboard or the Seaboard Subsidiaries for the Pre-Closing Period which result in any Income Tax detriment to Seaboard or any affiliate of Seaboard with respect to such  period  and  any  Income  Tax  benefit  to
                  ConAgra, Seaboard Kentucky and its subsidiaries, if any, for any Tax period ending after the Closing Date, Seaboard shall be entitled to the benefit of such Income Tax benefit to the extent of the related Income Tax detriment, and ConAgra shall or shall cause Seaboard Kentucky and its subsidiaries to pay to Seaboard such amount.

           23.4.2 If any adjustment shall be made to any federal, state, local, or foreign Income Tax returns relating to Seaboard Kentucky or any of its subsidiaries for any Tax Period ending after the Pre-Closing Period which result in any Income Tax detriment to ConAgra, Seaboard Kentucky, or any of their subsidiaries with respect to such period and any Income Tax benefit to Seaboard or any affiliate of
                  Seaboard for any Pre-Closing Period, ConAgra shall be entitled to the benefit of such Income Tax Benefits to the extent of the related Income Tax detriment. Seaboard shall pay to ConAgra such amount.

     23.5 Tax Indemnity. From and after the Closing Date, Seaboard shall be liable for, and agrees to indemnify, defend and hold harmless each of ConAgra, Seaboard Kentucky and their subsidiaries from and against all Taxes imposed on the Business, the Assets, Seaboard Kentucky, its assets or its subsidiaries, if any, in respect to the Pre-Closing Period.

     23.6 Refunds. Any refunds of Taxes, which are received by Seaboard Kentucky or any of its subsidiaries relating to Seaboard Kentucky or its subsidiaries and that are attributable to the Pre-Closing Period, shall be for the benefit of Seaboard. ConAgra shall or shall cause Seaboard Kentucky to pay to Seaboard or its order any such refunds. Any refunds of Taxes, which are received by Seaboard or any of its affiliates relating to Seaboard Kentucky or any of its subsidiaries and that are attributable to (i) any Post-Closing Period or (ii) a carryback of Tax attributes or benefits from a Post-Closing Period to a Pre-Closing Period, in each case, shall be for the benefit of ConAgra. Seaboard shall or shall cause its affiliates to pay to ConAgra or its order any such refunds.

     23.7 Cooperation. After the Closing Date, Seaboard and ConAgra shall make available to the other, free of charge, costs or expense and as reasonably requested, all information, records or documents reasonably relevant to Tax liabilities or potential Tax liabilities of Seaboard Kentucky or its subsidiaries, if any, for all periods prior to or including the
           Closing Date (or any matter, transaction or event occurring on or before the Closing Date that may affect such a Tax liability, the Business, the Assets or Seaboard Kentucky) and each such person shall preserve all such available information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Each such person shall provide, free of charge, cost or expense, the other(s) and the pertinent Tax Authority with all available information and documents reasonably necessary to comply with all Tax audit information requests or inquiries made of any such periods relevant to such Tax liabilities or potential Tax liabilities (or any matter, transaction or event occurring on or before the Closing Date that reasonably may affect such a Tax liability, the Business, the Assets or Seaboard Kentucky). Any information obtained pursuant to this
           Section 23.7 shall be held in strict confidence and shall be used solely in connection with the reasons for which it was requested.

     23.8 Tax Audits. ConAgra shall promptly notify Seaboard in writing upon receipt by ConAgra, any affiliate of ConAgra, Seaboard Kentucky, or any subsidiary of Seaboard Kentucky, and Seaboard shall promptly notify ConAgra in writing upon receipt by Seaboard or any affiliate of Seaboard, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments of Seaboard Kentucky or its subsidiaries, so long as Pre-Closing Period Taxable years or periods remain open. Seaboard shall have the sole right to represent Seaboard Kentucky, its subsidiaries, if any, and their predecessors in any Tax audit or administrative or court proceeding relating to the Pre-Closing Period, and to employ counsel of its choice at its expense.

     23.9  Survival.    The   representations,   warranties    and
           obligations  of  the  parties under  Section  8.26  and
           Section 23, shall survive the Closing until the expiration of the applicable or underlying tax statute of limitations (including any extensions).

     23.10 Payments.   Any  payment by a  party  under  this
           Section 23 shall be due within thirty (30) days after the realization of the applicable Tax decrease. Any such payment shall bear interest computed at the rate and in the manner provided by Section 6621 of the Code for a period commencing on the later of (i) the thirtieth (30) day after the realization of the applicable Tax decrease or (ii) the fifth day after the reimbursing party's receipt of notice of payment of the applicable Tax increase, and shall bear such interest until paid by the reimbursing party.

     24. Miscellaneous. The following miscellaneous provisions shall apply to this Agreement:

     24.1 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by facsimile and confirmed by mail, or mailed by Registered, Certified or Express mail, postage prepaid, or overnight courier as follows:


           If to Seaboard:          Seaboard Corporation
                                    9000 West 67th Street
                                    P.O. Box 2972
                                    Shawnee Mission, KS 66201
                                    ATTN: Chief Financial Officer
                                    Fax: (913) 676-8976


           With a copy to:          Seaboard Corporation
                                    9000 West 6th Street
                                    P.O. Box 2972
                                    Shawnee Mission, KS 66201
                                    ATTN:  General Counsel
                                    Fax: (913) 676-8978

           If to ConAgra:           ConAgra Poultry Company
                                    2475 Meadowbrook Parkway
                                    Suite A, P.O. Box 1389
                                    Duluth, GA 30135
                                    ATTN:  Controller
                                    Fax: (770) 232-4214

           With a copy to:          ConAgra, Inc.
                                    One ConAgra Drive
                                    Omaha, NE  68102
                                    ATTN: Vice President/Controller
                                    Fax: (402) 595-4611

                 or at such other address as any party hereto shall have designated by notice in writing to the other parties hereto.

     24.2 Waivers. Each of ConAgra and Seaboard may, by written notice to the other, (i) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any documents delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or
           (iv) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     24.3 Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Ancillary Documents, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof or thereof.

     24.4 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and performed in Georgia. The parties agree to the exclusive jurisdiction and venue of any federal district court in the State of Georgia in the event of any dispute arising out of this Agreement or the transactions contemplated hereby.

     24.5 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     24.6 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

     24.7 Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

     24.8 Exhibits, Disclosure Schedule. All exhibits and schedules referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein. Disclosure of a specific state of facts in one section of the Disclosure Schedule shall be deemed to be disclosed with respect to other relevant sections of the Disclosure Schedule so long as such disclosure is made in such detail and with such specificity that it is clear that the information disclosed relates to the subject matter of the other Sections.

     24.9 Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself or through his agent prepared the same, it being agreed that representatives of both parties have participated in the preparation hereof.

     24.10 Counterparts.  This Agreement may be executed in
           one  or  more  counterparts, each  of  which  shall  be
           regarded  as  an  original  and  all  of  which   shall
           constitute one and the same instrument.

     24.11 Litigation  Cooperation.   Each  of   the   parties
           hereto agrees to use its commercially reasonable efforts to take, cause to be taken, all action and to do, cause to be done, all things necessary, proper or advisable under the laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In particular, ConAgra agrees to use its commercially reasonable efforts to cooperate with Seaboard as reasonably necessary to assist Seaboard in its ongoing obligation to handle all of Seaboard's litigation matters; provided, however, Seaboard shall keep ConAgra fully informed with respect to, and shall otherwise permit ConAgra to discuss ConAgra's view points and suggested course of action with Seaboard with respect to, the investigation and defense of the United States Department of Labor, Office of Federal Contract Compliant Programs, discrimination matter against Seaboard Farms of Chattanooga, Inc. (the
           "OFCCP Matter"). Notwithstanding the foregoing, with respect to the OFCCP Matter, Seaboard shall not agree to, consent to or enter into any conciliation agreement, settlement, consent or any other arrangement or understanding which in any way affects, concerns or impacts the Business, the Assets and/or employees of the Business, or which involves any ongoing compliance, monitoring, rehiring and/or reporting obligation from and after the Closing Date, without ConAgra's prior written consent, which consent shall not be unreasonably withheld or delayed.

     24.12 Access   to  Records.   After  the   Closing,   for
           purposes of preparing and filing Seaboard's tax returns and making such other reports and taking such other actions as may be required by law or contract and for purposes of defending or pursuing third party claims, ConAgra shall make available to Seaboard and its accountants, counsel and other authorized representatives access, during reasonable business hours and under reasonable circumstances, to the books, records, contracts and other information of the Seaboard Entities transferred to ConAgra under this Agreement and to the Hired Employees (for the purpose of providing information, testifying in depositions and arbitration, governmental and litigation proceedings, and otherwise assisting Seaboard in connection with third party claims). ConAgra shall maintain such books, records, contracts and other information for at least a period of six (6) years following the Closing.

















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     IN WITNESS WHEREOF, the parties have each executed this
Agreement on the date first above written.



SEABOARD CORPORATION,              CONAGRA, INC.,
a Delaware corporation             a Delaware corporation



By:  /s/ Robert L. Steer                     By:  /s/ Dwight J. Goslee
Its: Vice President and                      Its: Senior Vice President
     Chief Financial Officer                      Mergers and Acquisitions


The following exhibits and schedules have been excluded from this filing, registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request:


Exhibit A - Locations Where Business is Conducted

Exhibit 1(a) - Seaboard Assets

Exhibit 1.1 - Real Estate

Exhibit 1.6 - Excluded Trademarks

Exhibit 1.7(a) - Contracts or Other Items Not Being Assumed

Exhibit 1.7(a)(1) - All Contracts or Other Items to be Assumed

Exhibit 1.8 - Enterprise Software

Exhibit 1.9 - Subsidiary Prepaids

Exhibit 1.12 - Taxable Industrial Development Revenue Bonds

Exhibit 2 - Excluded Assets

Exhibit 3.1 - Assumed Liabilities/Payables

Exhibit 3.4 - Allocation of Asset Purchase Price

Exhibit 4 - Poultry Inventory Processes, Procedures and
            Valuation Principles, including

Exhibit 4.2(i) - Existing Inventory Valuation Principles, and

Exhibit 4.2(ii) - Valuation of Payables

Exhibit 5.1 - Trademark Agreement

Exhibit 5.2 - Transition Services Agreement

Exhibit 5.3 - Software License Agreement

Exhibit 6.2.9 - Title Commitments

Exhibit 7.1 - Terms and Conditions for Offers of Employment

Exhibit 7.6 - Pending Worker's Compensation Claims

Exhibit 7.8 - Severance Policies and Arrangements

Exhibit 10.7 - Credit Supports

Exhibit 10.10 - Seaboard Undertakings

Exhibit 11.7 - Consents